EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

Between

The Sellers Named Herein

and

Range Resources Corporation,

as Buyer

Page

13.10 Counterparts	58
13.11 Headings	58
13.12 Negotiated Transaction	58
13.13 Several Liability	58
13.14 Schedules	59

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Post-Closing Escrow Agreement
Exhibit B	Working Interest/Net Revenue Interest as to the Wells
Exhibit C	Permitted Encumbrances
Exhibit D	PMOG Release
Exhibit E	PMAI Release
Exhibit F	Asset Company Release
Exhibit G	Guaranty Agreement

Schedules

Schedule 3.3	Conflicts as to the Sellers
Schedule 3.5	Title to Shares
Schedule 4.1(c)	Organizational Matters
Schedule 4.1(d)	Ownership Interests in Cenestia Partnerships
Schedule 4.3	Conflicts as to the Purchased Companies
Schedule 4.5	Subsidiaries of Asset Company
Schedule 4.6	Violations of Law
Schedule 4.7	Litigation
Schedule 4.8	Taxes
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Defaults Under Material Contracts
Schedule 4.11	Payables
Schedule 4.12	Suspense Revenues
Schedule 4.13	Imbalances
Schedule 4.14	Transfer Restrictions
Schedule 4.15	AFEs
Schedule 4.16	Equipment Condition
Schedule 4.17	Environmental
Schedule 4.18	Licenses and Permits
Schedule 4.19	Assets and Liabilities of PMOG and PMAI
Schedule 4.21	Bank Accounts

Schedule 4.22	Title to Pine Mountain Assets
Schedule 4.23	Operations
Schedule 4.25	Benefit Matters
Schedule 4.28	Absence of Certain Changes and Events
Schedule 4.33	P&A Obligations
Schedule 6.2	Conduct of Business
Schedule 6.9	Equitable Dispute
Schedule 6.16	Certain Tax Issues

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2004, by and among First Reserve Fund IX, L.P., a Delaware limited partnership (“Fund IX”), Robertson Investment Trust LLC, a Delaware limited liability company (“RIT”), Donald E. Vandenberg (“Vandenberg”), Richard M. Brillhart (“Brillhart”), Jeremy H. Grantham (“Grantham”), Charles Ian Landon (“Landon” and together with Fund IX, RIT, Vandenberg, Brillhart and Grantham, “Sellers”) and Range Resources Corporation, a Delaware corporation (“Buyer”).

RECITALS:

     WHEREAS, Sellers own, in the aggregate, all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of PMOG Holdings, Inc., a Delaware corporation (“PMOG”);

     WHEREAS, PMOG owns all of the issued and outstanding capital stock of Pine Mountain Acquisition, Inc., a Delaware corporation (“PMAI”) and PMAI owns all the issued and outstanding capital stock of Pine Mountain Oil and Gas Inc., a Virginia corporation (the “Asset Company”);

     WHEREAS, each Seller desires to sell the Shares held by such Seller to Buyer, and Buyer desires to purchase the same, all upon the terms and subject to the conditions set forth herein; and

     WHEREAS, capitalized terms used but not otherwise defined shall have the meaning given such terms in Article XII;

     NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which are herby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

     1.1 Agreement to Sell and to Purchase.

          (a) On the Closing Date, upon the terms and subject to the conditions contained herein, each Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from each Seller, the Shares held by such Seller, free and clear of any and all Encumbrances.

          (b) Subject to the conditions set forth in this Agreement, the closing of such sale and purchase (“Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002-6760 on December 10, 2004; provided that (i) Buyer shall have the right to extend (one or more times) the date for Closing to a date not later than December 17, 2004 by giving Sellers written notice at least one (1) day prior to the date then scheduled for Closing; and (ii) if requested by Buyer by written notice to Sellers prior to December 17, 2004, then Sellers, at their sole discretion, may extend the date for Closing to a date not later than December 23, 2004 by delivering written notice to Buyer on or prior to the then scheduled date for Closing. Title to, ownership of and control over the Shares shall pass to Buyer at Closing. At the Closing Sellers and Buyer shall deliver the items set forth in Section 7.2 and Section 8.2, respectively.

     1.2 Purchase Price and Earnest Money.

          (a) In consideration of the transfer to Buyer of the Shares, and in accordance with this Agreement, Buyer shall pay to Sellers TWO HUNDRED TWENTY FOUR MILLION EIGHT HUNDRED SEVENTY SEVEN THOUSAND TWO HUNDRED FORTY FOUR DOLLARS ($224,877,244.00), in the aggregate (the “Purchase Price”), as adjusted pursuant to the terms of this Agreement, including without limitation Sections 1.3 and 1.4 hereof.

          (b) Concurrently with the execution of this Agreement, Buyer shall make a deposit with JPMorgan Chase Bank (“Escrow Agent”) in the amount of Ten Million Dollars ($10,000,000), to be held by Escrow Agent as the “Earnest Money” pursuant to the terms of the Escrow Agreement and this Agreement. All fees payable to the Escrow Agent under the Escrow Agreement shall be borne and paid one-half by Buyer and one-half by Sellers.

          (c) If the transactions contemplated by this Agreement are consummated, then the Earnest Money and any interest earned thereon shall be distributed to Sellers (to accounts as shall be directed in writing by Fund IX, on behalf of Sellers, and in the amounts set forth in a schedule delivered by Fund IX, on behalf of Sellers, at least five (5) Business Days prior to Closing) and shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Earnest Money and any interest earned thereon. In such event, at Closing Fund IX (on behalf of Sellers) and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

          (d) If (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been met and neither Sellers nor any of their Affiliates are in material breach of any provisions of this Agreement; (ii) the transactions contemplated by this Agreement are not consummated solely because the conditions to Sellers’ obligation to close set forth in Sections 8.1 or 8.2 of this Agreement are not satisfied as of the Closing Date, and (iii) Sellers have exercised their right to terminate this Agreement pursuant to Section 11.1(c) of this Agreement, then the Sellers shall be paid the Earnest Money and any interest earned thereon as liquidated damages. In the event that the Earnest Money and interest earned thereon is payable to Sellers as liquidated damages under this Section 1.2(d), such payment to Sellers (i) shall be paid to Sellers in accordance with the pro rata portion of the Purchase Price that would have been payable to each Seller, and (ii) shall constitute full and complete satisfaction of any and all damages Sellers may have as a result of the transactions not being consummated in accordance with this Agreement. Fund IX (on behalf of Sellers) and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

          (e) If this Agreement is terminated under any circumstance other than as described in Section 1.2(d), then Buyer shall be entitled to the delivery of the Earnest Money and any interest earned thereon, free of any claims by Sellers with respect thereto. In such event, Fund IX (on behalf of Sellers) and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing. Buyer and Sellers shall thereupon have the rights and obligations set forth in Section 11.2.

          (f) At Closing, Buyer shall pay (a) the Purchase Price, adjusted as set forth in Section 1.3, less the Earnest Money (and any interest earned thereon) and the Warranties Escrow to Sellers in cash in immediately available funds by wire transfer (to accounts as shall be directed in writing by Fund IX, on behalf of Sellers at least five (5) Business Days prior to Closing) and in the amounts set forth in a schedule delivered by Fund IX, on behalf of Sellers at least five (5) Business Days prior to Closing (containing an allocation of the Purchase Price among Sellers), and (b) the Warranties Escrow to the Escrow Agent to hold pursuant to this Agreement and the Post-Closing Escrow Agreement.

     1.3 Agreed Adjustments to Purchase Price at Closing. On or before five (5) Business Days prior to the Closing, Sellers will prepare and deliver to Buyer, in accordance with the provisions of this Agreement and GAAP, a proposed statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments. In preparing the Closing Statement, the Sellers shall communicate with Buyer and provide underlying data to Buyer relating to the Closing Statement. Within three (3) Business Days of receipt of the Closing Statement, Buyer will deliver to Sellers a written report containing any proposed changes, together with an explanation of each change, that Buyer proposes to be made to the Closing Statement. The Closing Statement, as mutually agreed upon by the parties, will be used to adjust the Purchase Price at Closing. The Purchase Price shall be adjusted at the Closing Date as follows:

          (a) the Purchase Price shall be adjusted upward by the following:

               (i) to the extent not included or accrued in the Net Working Capital, the value of all merchantable allowable oil or other liquid hydrocarbons in storage owned by the Asset Company above the pipeline connection at October 1, 2004, at 12:01 a.m. Eastern Daylight Time (the “Effective Time”) (regardless of the date of execution of this Agreement), and not previously sold by the Asset Company or any of its Subsidiaries, that is credited to the Pine Mountain Assets, such value to be the contract price, or if no contract is in effect, the actual sales price, less severance and production taxes or gravity adjustments deducted by the purchaser of such oil or other liquids;

               (ii) the Net Working Capital, if a positive figure;

               (iii) all amounts that would be payable (if any) to any Purchased Company or its Subsidiaries if the Hedges were to be settled and terminated as of the Closing Date; and

               (iv) any other amount agreed upon by Buyer and Sellers.

          (b) The Purchase Price shall be adjusted downward by the following:

               (i) the total amount of Outstanding Indebtedness;

               (ii) the Net Working Capital, if a negative figure;

               (iii) all amounts that would be payable (if any) by any Purchased Company or its Subsidiaries if the Hedges were to be settled and terminated as of the Closing Date;

               (iv) all change of control or other similar payments due and payable within 10 Business Days of the Closing under the Incentive Payment Agreements (including, without limitation, the employer share of any employment related Taxes with respect to such payments), to the extent not accrued or included in the Net Working Capital;

               (v) all out-of-pocket expenditures incurred by any Purchased Company (including legal fees and broker’s fees) in connection with the transactions contemplated hereby, to the extent not accrued or included in the Net Working Capital;

               (vi) any adjustment agreed upon by Sellers and Buyer, or determined by the Consultant, pursuant to Section 7.1;

               (vii) an amount equal to all amounts paid by any Purchased Company or its Subsidiaries in connection with the settlement and/or termination of any Hedge during the period from Effective Time up to the Closing Date;

               (viii) any adjustments agreed upon by Sellers and Buyer, or determined pursuant to the Title Expert, pursuant to Section 2.5; and

               (ix) any other amounts agreed upon by Buyer and Sellers.

     1.4 Adjustments to Purchase Price. Except with respect to adjustments to the Purchase Price (a) for indemnification payments pursuant to Article IX or Section 6.14, (b) pursuant to Section 6.17 and (c) for payment of any Target Bonus (including, without limitation, the employer share of any employment related Taxes with respect to such Target Bonus), within one hundred twenty (120) days after the Closing Date (the “Final Settlement Date”), Buyer will prepare and deliver to Sellers, in accordance with this Agreement and GAAP, a proposed statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments and the resulting final Purchase Price (as set forth in the Final Settlement Statement, the “Final Price”). As soon as practicable, and in any event within thirty (30) days, after receipt of the preliminary Final Settlement Statement, Sellers shall return a written report containing any proposed changes to the preliminary Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Price, as mutually agreed upon by Sellers and Buyer, shall be final and binding on the parties hereto. Any difference in the Purchase Price as paid at Closing pursuant to the Closing Statement and the Final Price shall be paid by the owing party within ten (10) days to the owed party by wire transfer or other immediately available funds with such payments to be made, whether to or by Sellers, in accordance with the pro rata portion of the Purchase Price received by Sellers.

     1.5 Disputes. If Sellers and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Sellers shall within fourteen (14) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty-five pages or less and submit such summaries to the Houston, Texas office of Deloitte & Touche, LLP, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such party may desire to submit. Within twenty (20) Business Days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above and based upon the books and records of the Purchased Companies. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction.

ARTICLE II
ACCESS, CERTAIN ACKNOWLEDGEMENTS, DISCLAIMERS AND REMEDIES FOR TITLE DEFECTS

     2.1 Access.

          (a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 2.1 and obtaining any required consents of Third-Parties, including Third-Party operators of the Pine Mountain Assets (with respect to which consents Sellers shall use commercially reasonable efforts to obtain), Sellers shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours, to the Pine Mountain Assets and all Records and other documents in the Purchased Companies’, Sellers’ or any of their respective Affiliates’ possession relating to the Purchased Companies and their businesses. Sellers shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Sellers’ and the Asset Company’s personnel knowledgeable with respect to the Pine Mountain Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

          (b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Pine Mountain Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-00) but, except as set forth below in this Section 2.1(b), such Phase I environmental property assessment shall not include on-site testing of any non-scope issues as such issues are described in Article 12 of such Standard Practice. Sellers or their designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Pine Mountain Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence

(including any Phase I environmental property assessments) with respect to any Pine Mountain Assets where the Asset Company does not have the authority to grant access for such due diligence (provided, however, the Sellers shall cause the Asset Company to use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). In the event that Buyer’s Phase I environmental property assessments identify actual or potential “recognized environmental concerns”, then Buyer may request Sellers’ permission to conduct additional Phase II environmental property assessments. The additional Phase II environmental property assessment procedures relating to any additional investigation shall be submitted to Sellers in a Phase II environmental property assessment plan. Thereafter, Sellers may, in their sole discretion, approve said Phase II environmental property assessment plan, in whole or in part and Buyer shall not have the right to conduct any activities set forth in such plan until such time that Sellers have approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be performed in accordance with this Section 2.1 and in compliance with all Laws.

          (c) Buyer shall coordinate its environmental property assessments and physical inspections of the Pine Mountain Assets to minimize any inconvenience to or interruption of the conduct of business by the Asset Company and its co-owners of the Pine Mountain Assets. Buyer shall abide by Sellers’, the Asset Company’s and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Pine Mountain Assets including any environmental or other inspection or assessment of the Pine Mountain Assets. Buyer hereby defends, indemnifies and holds each of the operators of the Pine Mountain Assets and Seller Group harmless from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Pine Mountain Assets, even if such Losses arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a member of Seller Group, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of a member of Seller Group.

          (d) Buyer agrees to promptly provide Sellers, but in no less than five (5) days after receipt or creation, copies of all final reports and test results, prepared by Buyer and/or any of Buyer’s Representatives and which contain data collected or generated from Buyer’s due diligence with respect to the Pine Mountain Assets. Sellers shall not be deemed by their receipt of said documents or otherwise to have made representation or warranty, expressed, implied or statutory, as to the condition to the Pine Mountain Assets or to the accuracy of said documents or the information contained therein.

          (e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers or their Affiliates, (i) close all bore holes from its Phase I environmental property assessment and any approved work with respect to a Phase II environmental property assessment in accordance with recognized industry standards, (ii) repair all damage done to the Pine Mountain Assets in connection with Buyer’s due diligence, (iii) restore the Pine Mountain Assets to the approximate same or better condition than it was prior to commencement of Buyer’s due diligence and (iv) remove all equipment, tools or other property brought onto the Pine Mountain Assets in connection with Buyer’s due diligence.

Any disturbance to the Pine Mountain Assets (including, without limitation, the real property associated with such Pine Mountain Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

          (f) During all periods that Buyer, and/or any of Buyer’s Representatives are on the Pine Mountain Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably requested by Sellers. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Group as additional insureds, (iii) waive subrogation against the Seller Group and (iv) provide for five (5) days prior notice to Sellers in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Sellers, Buyer shall provide evidence of such insurance to the Asset Company prior to entering the Pine Mountain Assets.

     2.2 Produced Materials and Wastes. Buyer acknowledges that the Pine Mountain Assets have been utilized for the purposes of exploration, development and production of oil and gas. Waste materials therefrom, including, without limitation, asbestos, crude oil, and gases with associate wastes and chemicals, produced water and injected waters with associated chemicals, compounds and by-products and drilling fluids and associated chemicals, compounds and drill cuttings, may have been spilled or disposed of on-site or off-site through methods such as, but not limited to, pit closures, burial, line or well failures, land farming, land spreading, surface pits and underground injection. Buyer acknowledges that such activities may have produced conditions regarded as environmentally adverse. In addition, some production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as “NORM”). In this regard, Buyer expressly understands and agrees that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that said wells, materials and equipment located on the properties may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the properties. Further, Buyer acknowledges that, as a result of the historic operations of these Pine Mountain Assets, NORM may be present in air, water or soil on or near the sites and that Sellers may be unaware of the presence of some or all of such NORM. Buyer hereby releases each member of the Seller Group from any liability with respect to any such adverse environmental condition. Buyer agrees to cause the Asset Company to dispose of or discharge, all waste (including but not limited to produced water, crude oil, drilling fluids and other waste) generated in connection with the ownership or operation of the Pine Mountain Assets in accordance with all applicable Laws.

     2.3 Acknowledgment of Responsibility.

          (a) Buyer acknowledges the Asset Company’s responsibility following Closing, and hereby agrees, following Closing, to cause the Asset Company to, plug and abandon each and every well included in the Pine Mountain Assets for which the Asset Company or a Cenestia Partnership has such responsibility and to reclaim the Pine Mountain Assets for which the Asset Company or a Cenestia Partnership has such reclamation obligation in accordance with applicable Laws and as may be required under any Lease, contract or other agreement affecting the Pine Mountain Assets (whether or not the plugging or reclamation obligation arose or relates to periods of time prior to or after the Effective Time).

          (b) Except to the extent (and only to the extent) that Sellers are obligated to indemnify the Buyer Group pursuant to Section 6.14 and/or Section 9.2, Buyer expressly acknowledges that the Purchased Companies are responsible, and none of the Purchased Companies, Buyer or their respective Affiliates shall have recourse against any member of the Seller Group, for the debts, liabilities, commitments, duties and obligations of the Purchased Companies, including those arising under, related to, or in connection with the ownership, operation or use of the Pine Mountain Assets or the business of the Asset Company or its Subsidiaries and whether or not such debts, liabilities, commitments, duties or obligation arise or relate to periods of time prior to or after the Effective Time.

     2.4 Disclaimers. Buyer acknowledges and agrees that, except as otherwise expressly set forth in Article III or IV of this Agreement, none of Sellers or any Affiliate of a Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to the Pine Mountain Assets, the Purchased Companies or the Shares. Except as otherwise expressly set forth in Article III or IV of this Agreement, each Seller, for itself and its/his Affiliates, hereby expressly disclaims any and all representations and warranties associated with the Pine Mountain Assets, the Purchased Companies and the Shares, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) title, (b) any costs, expenses, revenues, receipts, accounts receivable, or accounts payable, (c) any contractual, economic or financial information and data associated with the Pine Mountain Assets, the Purchased Companies or the Shares, (d) the continued financial viability or productivity of the Pine Mountain Assets or transportability of product, (e) the environmental or physical condition of the Pine Mountain Assets, (f) any federal, state, local or tribal income or other Tax consequences associated with the Pine Mountain Assets, the Purchased Companies or the Shares, (g) the absence of patent or latent defects, (h) the state of repair of the Pine Mountain Assets, (i) merchantability or conformity to models, (j) fitness for a particular purpose and (k) production rates, recompletion opportunities, decline rates or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Pine Mountain Assets. Each Seller, for itself and its/his Affiliates, expressly disclaims any and all representations and warranties, except as otherwise expressly set forth in Articles III or IV associated with the quality, accuracy, completeness or materiality of the information, data and materials furnished (whether electronically, orally, by video, in writing or any other medium, by compact disk, in any data room, or otherwise) at any time to Buyer Group associated with transactions contemplated by this Agreement, including, information, data or materials regarding: (a) title to the Pine Mountain Assets, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable associated with the Pine Mountain Assets, (c) contractual, economic or financial information associated with the Pine Mountain Assets, the Purchased Companies or the Shares, (d) the continued financial viability or productivity of the Pine Mountain Assets, or transportability of product, (e) the environmental or physical condition of the Pine Mountain Assets, (f) federal, state, local or tribal income or other Tax consequences associated with the Pine Mountain Assets, the Purchased Companies or the Shares, (g) the absence of patent or latent defects, (h) the state of repair of the Pine Mountain Assets, (i) any warranty regarding merchantability or conformity to models, (j) any rights of any member of Buyer Group under appropriate Laws to claim diminution of consideration or return of the purchase price, (k) any warranty of freedom from patent, copyright or trademark infringement, (l) warranties existing under applicable Law now or hereafter in effect, (m) any warranty regarding fitness for a particular purpose, and (n) production rates, recompletion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Pine Mountain Assets.

     2.5 Title Matters. (a) After the execution hereof, Buyer shall have the right to conduct such title examination of the Pine Mountain Assets as Buyer deems necessary or appropriate. If Buyer determines in good faith that any Title Defect exists, then Buyer may give Sellers written notice on or prior to the Defect Notice Date of any claimed Title Defect (each such Title Defect is referred to as a “Pre-Closing Title Defect”). To be effective, each such notice shall set forth (a) a description of the matter constituting the claimed Pre-Closing Title Defect, and (b) the proposed Purchase Price reduction for the cost of curing the Pre-Closing Title Defect in question. Sellers shall have the right, but not the obligation, to cure any claimed Pre-Closing Title Defect on or before Closing. The parties shall reduce the Purchase Price to reflect the mutually agreed upon estimated cost of curing all Pre-Closing Title Defects not cured by Sellers prior to Closing; provided, however, that if the estimated costs to cure such Pre-Closing Title Defects in the aggregate exceed the Materiality Threshold, either Buyer or Sellers may terminate this Agreement. Notwithstanding anything herein to the contrary, no adjustment to the Purchase Price for any Pre-Closing Title Defects will be made unless the aggregate adjustments for all Pre-Closing Title Defects exceed $2,000,000 (the “Title Threshold”), but if such Title Threshold is met, the adjustment to the Purchase Price for such Pre-Closing Title Defects shall be from the first dollar of such defects.

          (b) If Sellers and Buyer cannot agree on the existence of a Pre-Closing Title Defect or the adjustment, if any, therefor on or before December 10, 2004, then the dispute will be submitted by December 10, 2004 to a title attorney selected by Sellers and Buyer (such title attorney hereinafter, “Title Expert”). The Title Expert will have expertise in title matters in the State in which the Pine Mountain Asset affected by the Title Defect in dispute is located and the costs of the Title Expert will be borne and paid one-half by Sellers and one-half by Buyer. Sellers and Buyer will each present the Title Expert a written statement of its position on the defect and/or adjustment in question not later than the third (3rd) day after the dispute has been submitted to the Title Expert. By the third (3rd) day following the submission of a matter to a Title Expert, the Title Expert shall make a determination of the dispute, choosing either Sellers’ position or Buyer’s position with respect to such dispute. The decision of the Title Expert will be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction.

          (c) Except for Buyer’s remedies under this Agreement for a breach of Sellers’ representation contained in Section 4.22, (i) the Purchase Price adjustment mechanism set forth in this Section 2.5 shall be the exclusive remedy for Buyer and its Affiliates with respect to any Title Defects, and (ii) any Title Defect for which Buyer does not notify Sellers on or prior to the Defect Notice Date, shall be deemed and is hereby waived by Buyer on its own behalf and on behalf of its Affiliates (including, post-Closing, the Purchased Companies). Nothing contained in this Section 2.5(c) shall be construed to be a waiver or release by Buyer or its Affiliates of Buyer’s remedies for a breach by Sellers of the representation contained in Section 4.22.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO SELLERS

     Each Seller hereby represents and warrants to Buyers as follows:

     3.1 Organization. If such Seller is not an individual, such Seller is an entity duly organized or formed, validly existing and in good standing under the Laws of the State of its formation, with full power to carry on its business as it is conducted and to own, lease and operate its assets.

     3.2 Authorization; Enforceability. Such Seller has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of such Seller’s obligations hereunder have been duly and validly authorized by such Seller. This Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly executed and delivered by such Seller, and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller, in accordance with their terms.

     3.3 Conflicts. Subject to the receipt of the Third Party Consents set forth on Schedule 4.14 and except as set forth in Schedule 3.3, the execution, delivery, and performance by such Seller of this Agreement and each other agreement or instrument to which such Seller is a party delivered at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of such Seller (if any), (ii) any franchise, mortgage, deed of trust, lease, license, instrument, agreement, consent, approval, waiver or understanding to which such Seller is a party or by which such Seller is bound or (iii) any Law or any order, judgment, writ, injunction or decree to which such Seller is a party or by which such Seller may be bound or affected, or (b) subject to the Stockholder Agreement, require the approval, consent or authorization of, prior notice to or filing or registration with, any Governmental Entity or any other Person, except in the case of clauses (a)(ii), (a)(iii) and (b) above, where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on the Purchased Companies, the Pine Mountain Assets, or the transactions contemplated hereby.

     3.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against such Seller.

     3.5 Title to Shares.

          (a) Such Seller owns beneficially and of record, the number of Shares set opposite such Seller’s name in Schedule 3.5 hereof and such Shares will be transferred to Buyer free and clear of all Encumbrances. Except as provided in the Stockholder Agreement, no Shares owned by such Seller are subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities Laws).

          (b) Except as provided in the Stockholder Agreement, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind obligating such Seller to sell, purchase or return any shares of capital stock of PMOG or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in PMOG.

     3.6 Foreign Person. Such Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO THE PURCHASED COMPANIES AND THEIR ASSETS

     Sellers hereby represent and warrant to Buyer as follows:

     4.1 Organizational Matters.

          (a) PMOG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. PMOG is duly authorized to do business and is in good standing in such other jurisdictions in which PMOG is required to be so authorized. The certificate of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of PMOG furnished to Buyer for review are accurate and complete.

          (b) PMAI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. PMAI is duly authorized to do business and is in good standing in such other jurisdictions in which PMAI is required to be so authorized. The certificate of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of PMAI furnished to Buyer for review are accurate and complete.

          (c) The Asset Company is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, with full power to carry on its business as it is conducted, and to own, lease or operate its assets. Except as set forth in Schedule 4.1(c), the Asset Company is duly authorized to do business and is in good standing in such other jurisdictions in which the Asset Company is required to be so authorized. The articles of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of the Asset Company furnished to Buyer for review are accurate and complete.

          (d) The Cenestia Partnerships are limited partnerships duly formed under the Laws of the State of West Virginia. The Asset Company owns those interests in the Cenestia Partnerships indicated on Schedule 4.1(d). Each of the Cenestia Partnerships has the power and authority to carry on its business as now being conducted. Except as set forth in Schedule 4.5, the Cenestia Partnerships do not own shares or capital stock or otherwise have any ownership interest or other investment in any other Person. Sellers have made available to Buyer in the offices of the Asset Company true and complete copies of the limited partnership agreement, certificate of limited partnership and other Organizational Documents of each Cenestia Partnership (as amended to date). The Asset Company is not in default under or in violation of any provision of any of the limited partnership agreements, certificates of limited partnership or other Organizational Documents of any of the Cenestia Partnerships.

     4.2 Capitalization.

          (a) The authorized capital stock of PMOG consists solely of 990,000 shares of common stock, $0.01 par value per share and 10,000 shares of preferred stock, $0.01 par value per share, of which 238,514.7 common shares are issued and outstanding and constitute the Shares. No shares of preferred stock of PMOG are issued or outstanding. All of the Shares have been duly authorized, validly issued, are fully paid and non-assessable, and were issued by PMOG in compliance with all applicable federal and state securities Laws. Except as provided in the Stockholder Agreement, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the Shares or other shares of capital stock of PMOG or obligating any Seller or PMOG to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of PMOG or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in PMOG.

          (b) All of the issued and outstanding shares of capital stock of PMAI are owned beneficially and of record by PMOG, have been duly authorized, validly issued, are fully paid and non-assessable, and were issued by PMAI in compliance with all applicable federal and state securities Laws. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the shares of capital stock of PMAI or obligating PMOG or PMAI to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of PMAI or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in PMAI.

          (c) All of the issued and outstanding shares of capital stock of the Asset Company are owned beneficially and of record by PMAI, have been duly authorized, validly issued, are fully paid and non-assessable, and were issued by the Asset Company in compliance with all applicable federal and state securities Laws. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the shares of capital stock of the Asset Company or obligating PMAI or the Asset Company to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of the Asset Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in the Asset Company.

     4.3 Conflicts. Subject to the receipt of all Third Party Consents and except as set forth in Schedule 3.3 and in Schedule 4.3, the execution, delivery and performance by each Seller of this Agreement and each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of the Purchased Companies or the Cenestia Partnerships, (ii) any franchise, mortgage, deed of trust, lease, license, Permit, instrument, agreement, consent, approval, waiver or understanding to which any Purchased Company or any Cenestia Partnership is a party or by which any Purchased Company or any Cenestia Partnership may be bound or affected or (iii) any Law or any order, judgment, writ, injunction or decree to which any

Purchased Company is a party or by which any Purchased Company may be bound or affected, or (b) subject to the Stockholder Agreement, require the approval, consent or authorization of, prior notice to or filing or registration with, any Governmental Entity or any other Person, except in the case of clauses (a)(ii), (a)(iii) and (b) above, where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on the Purchased Companies or the Pine Mountain Assets.

     4.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against any of the Purchased Companies.

     4.5 Subsidiaries of Asset Company. Except as set forth in Schedule 4.5, the Asset Company has no Subsidiaries and has no direct or indirect equity interest in any Person.

     4.6 Violations of Laws. Except as set forth in Schedule 4.6, to Sellers’ Knowledge, there exists no violations by any of the Purchased Companies or the Cenestia Partnerships of any applicable Laws, except for those violations that would not have a Material Adverse Effect on the Purchased Companies, the Cenestia Partnerships or the Pine Mountain Assets. This Section 4.6 does not cover or include any matters with respect to Environmental Laws (such matters being addressed exclusively in Section 4.17) nor does it cover any matters under applicable securities Laws with respect to the offer and sale of limited partnership interests in the Cenestia Partnerships.

     4.7 Litigation. Except as set forth in Schedule 4.7, there is no written claim, suit, action, investigation or other proceeding (including any arbitration proceeding) pending, or to Sellers’ Knowledge, threatened, by or before any Governmental Entity, against any of the Purchased Companies or any of the Pine Mountain Assets that would have a Material Adverse Effect on the Purchased Companies or the Pine Mountain Assets.

     4.8 Taxes. Except as set forth in Schedule 4.8 and Schedule 6.16:

          (a) (i) All Tax Returns which were required to be filed by or with respect to any of the Purchased Companies or any of the Cenestia Partnerships have been duly and timely filed, (ii) all Taxes due on or before the Closing Date by the Purchased Companies and the Cenestia Partnerships (whether or not shown on any Tax Return) have been or will be paid, (iii) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax and (iv) each of the Purchased Companies and Cenestia Partnerships has withheld and paid all Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

          (b) None of the Purchased Companies or the Cenestia Partnerships has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, and no Purchased Company or Cenestia Partnership has requested in writing a waiver of any statute of limitations in respect of Taxes.

          (c) The unpaid Taxes of the Asset Company and its Subsidiaries (including Taxes for which no Tax Returns were yet due) as of the date of the Interim Balance Sheet did not exceed the reserve for Taxes on such Interim Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

          (d) No Purchased Company has ever been a member of a combined, consolidated or unitary group for any Tax purpose, other than (i) the group of which PMOG is the common parent and (ii) in the case of the Asset Company, the group of which PCC is the common parent.

          (e) No Tax Return of any Purchased Company or Cenestia Partnership (for a period with respect to which the statute of limitations period has not expired) has been the subject of examination or audit by the Internal Revenue Service or any other Governmental Entity.

          (f) There is no action, suit, proceeding, audit, claim, deficiency or assessment concerning Taxes of any Purchased Company or Cenestia Partnership either (i) claimed or raised by any Governmental Entity in writing or (ii) to the Sellers’ Knowledge, threatened.

          (g) No Purchased Company or Cenestia Partnership has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign law (other than with respect to the groups described in paragraph (d) above), as a transferee or successor, by contract, or otherwise, and is not a party to or bound by any contractual obligation relating to any allocation or sharing of Taxes (other than among the group of which PMOG is the common parent).

          (h) No Purchased Company or Cenestia Partnership has received a written notice from any Governmental Entity in a jurisdiction where such Purchased Company or Cenestia Partnership does not file Tax Returns that such Purchased Company or Cenestia Partnership is or may be subject to taxation by that jurisdiction.

          (i) There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of any Purchased Company or Cenestia Partnership (other than statutory liens for current Taxes not yet due).

          (j) No power of attorney with respect to Taxes of any Purchased Company or Cenestia Partnership is currently in force.

          (k) No Purchased Company or Cenestia Partnership has any equity interest in another entity (other than a Purchased Company or Cenestia Partnership) that is classified for tax purposes as a corporation or partnership.

          (l) The Purchased Companies have made available to the Buyer true and complete copies of all material income Tax Returns filed by them with Governmental Entities for tax periods ending on or after December 31, 2001 and all requests for extensions or waivers and notices or claims given or received with respect thereto.

     4.9 Leases. To Sellers’ Knowledge, the Asset Company has not received notice of any material default under the terms and provisions of the Leases.

     4.10 Contracts.

          (a) Excluding any Leases and Hedges and Contracts contemplated by actions taken as permitted under Section 6.2, Schedule 4.10(a) contains a complete list, and Sellers have made available to Buyer in the Asset Company’s offices true and complete copies, of all contracts of the type described below to which the Asset Company is a party, together with all amendments of such contracts (collectively, all of such contracts, the “Material Contracts”):

               (i) any contract or Permit that can reasonably be expected to result in aggregate payments by the Asset Company of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year of the Asset Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

               (ii) any contract that can reasonably be expected to result in aggregate revenues to the Asset Company of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year of the Asset Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

               (iii) any indenture, mortgage, loan, note, credit or sale-leaseback or similar contract to which the Asset Company is bound or to which the Pine Mountain Assets are subject (whether the Asset Company is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;

               (iv) any contract that constitutes a lease (other than an oil and gas lease or similar lease), under which the Asset Company is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by the Asset Company without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars ($250,000);

               (v) any contract with any Seller or any Affiliate, Subsidiary or other Related Person of a Seller that will not be terminated prior to Closing;

               (vi) any contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of the Pine Mountain Assets with a value in excess of One Hundred Thousand Dollars ($100,000) (other than inventory or sales of hydrocarbons);

               (vii) any contract granting any power of attorney with respect to the affairs of any Purchased Company or any Cenestia Partnership;

               (viii) each employment agreement with any employee of any Purchased Company; and

               (ix) each joint venture and partnership agreement.

          (b) Except as set forth in Schedule 4.10(b), there exists no defaults under the Material Contracts by the Asset Company or, to Sellers’ Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that (with or without notice or lapse of time) would constitute any default under any such Material Contract by the Asset Company or, to Sellers’ Knowledge, any other Person who is a party to such Material Contract.

          (c) Except as set forth in Schedule 4.10(b), the Asset Company has not received from any other Person any written notice regarding an alleged default under any Material Contract.

          (d) The Material Contracts relating to the sale or purchase of products or services by the Asset Company have been entered into without any consideration having been paid or promised that would be in violation of any Law.

     4.11 Payables. Except as set forth in 4.11 and except for revenues held in suspense that are not material, all oil and gas production proceeds payable by the Asset Company to others from the Pine Mountain Assets have been paid in accordance with all of the terms and conditions of the applicable Leases and other applicable instruments.

     4.12 No Suspense. Except as set forth in Schedule 4.12, to Sellers’ Knowledge, proceeds from the sale of all oil, condensate and gas produced from the Pine Mountain Assets are being received by the Asset Company in a timely manner and are not being held in suspense for any reason.

     4.13 Imbalances. Except as set forth in Schedule 4.13, there exists no imbalance regarding production taken or marketed from any Lease, nor any unsettled pipeline imbalance, which could result in (a) a portion of the Asset Company’s interest in production therefrom (in the case of any Lease) to be taken or delivered after the Closing Date without the Asset Company or the Cenestia Partnerships receiving payment therefor and at the price they would have received absent such imbalance; (b) the Asset Company or the Cenestia Partnerships being obligated to make payment to any Person as a result of such imbalance; or (c) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities; and neither the Asset Company nor the Cenestia Partnerships will be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Pine Mountain Assets at some future time without then receiving full payment therefor.

     4.14 Transfer Restrictions. Except as set forth in Schedule 4.14, there are no preferential rights of purchase, rights of first refusal or similar rights, or consents to assign in favor of Third Parties, with respect to any of the Pine Mountain Assets, the Shares, any Purchased Company or any Cenestia Partnership, (in each case) that are applicable to the transactions contemplated hereby, including the consummation of such transactions.

     4.15 AFEs. Except as disclosed in Schedule 4.15, to Sellers’ Knowledge, there are no outstanding authorities for expenditures as of the date of this Agreement that are in excess of Fifty Thousand Dollars ($50,000).

     4.16 Equipment Condition. Except as set forth in Schedule 4.16, to Sellers’ Knowledge, all of the personal property, fixtures, equipment, and improvements included in the Pine Mountain Assets are in compliance with all applicable Laws and are in a condition adequate for the uses to which they are being put, except where any non-compliance and/or inadequate condition would not have a Material Adverse Effect on the Asset Company or the Pine Mountain Assets.

     4.17 Environmental.

          (a) Except as set forth in Schedule 4.17 to Sellers’ Knowledge, the Pine Mountain Assets are free of any Environmental Defect, except where any such Environmental Defect, individually or in the aggregate with other Environmental Defects, would not have a Material Adverse Effect on the Asset Company or the Pine Mountain Assets.

          (b) With respect to the Pine Mountain Assets, the Asset Company has not entered into, or is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of Governmental Entities in existence at this time based on any Environmental Laws that relate to the future use of any of the property and that require any change in the present conditions of any of the property owned by the Asset Company.

          (c) Except as set forth in Schedule 4.17, none of the Purchased Companies has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property that: (i) interferes with or prevents compliance by the Asset Company with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common law or other liability of the Asset Company to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect on the Asset Company or the Pine Mountain Assets.

     4.18 Licenses and Permits.

          (a) Except as set forth in Schedule 4.18, to Sellers’ Knowledge, the Asset Company or the operators of the Pine Mountain Assets, hold all Permits necessary to carry on operations connected with the Pine Mountain Assets as currently conducted, except where the failure to obtain such Permits would not have a Material Adverse Effect on the Asset Company or the Pine Mountain Assets.

          (b) Except as set forth in Schedule 4.18, to Sellers’ Knowledge, the Purchased Companies are in compliance with the terms, provisions and conditions of each of the Permits of the Purchased Companies, except where the failure to be in compliance would not have a Material Adverse Effect on the Purchased Companies or the Pine Mountain Assets.

          (c) Sellers have made available to Buyer in the offices of the Asset Company true and complete copies of (i) all material Permits of the Purchased Companies and (ii) any and all pending applications of additional Permits that have been submitted to any Governmental Entity by or on behalf of any Purchased Company.

     4.19 Assets and Liabilities. Except (a) for rights and obligations under the Stockholder Agreement and the Indemnification Agreement, (b) liabilities for Delaware franchise taxes, and (c) as set forth in Schedule 4.19, PMOG does not own any assets nor have any liabilities (contractual or otherwise) other than its equity interests in PMAI, and PMOG is not a partner (general or limited), joint venturer or participant in any partnership, joint venture, mining partnership or other unincorporated association. Except (x) for rights and obligations under the Prior Purchase Agreement, the Indemnification Agreement, (y) liabilities for Delaware franchise taxes, and (z) as set forth in Schedule 4.19, PMAI does not own any assets, nor have any liabilities (contractual or otherwise) other than its equity interests in the Asset Company, and PMAI is not a partner (general or limited), joint venturer or participant in any partnership, joint venture, mining partnership or other unincorporated association.

     4.20 Brokers’ Fees. None of the Purchased Companies nor any of the Cenestia Partnerships has incurred or will incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of transactions contemplated hereby. No Seller or any Affiliate of Seller has incurred or will incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated hereby for which Buyer or any Affiliate of Buyer is or will be responsible.

     4.21 Bank Accounts. Schedule 4.21 sets forth (a) the name of each financial institution in which any Purchased Company has deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.

     4.22 Title to Pine Mountain Assets. Except for any Pre-Closing Title Defects identified by Buyer in a defect notice delivered by Buyer pursuant to Section 2.5(a) on or prior to the Defect Notice Date, the Asset Company’s title to the Pine Mountain Assets is free of any Title Defects, except where any such Title Defect, individually or in the aggregate with other Title Defects, would not have a Material Adverse Effect on the Asset Company or the Pine Mountain Assets. Sellers shall make available to Buyer in the offices of the Asset Company all deeds, leases, bills of sales, documents of title, abstracts, surveys, plats and maps in the possession of the Asset Company that relate to any real property or personal property in which the Asset Company or a Cenestia Partnership has an interest.

     4.23 Operations. Except as set forth in Schedule 4.23 and except as would not have a Material Adverse Effect, to Sellers’ Knowledge, all Wells in which the Asset Company owns a Working Interest on the Pine Mountain Assets have been drilled and (if completed) completed, operated and produced and, where applicable, plugged and abandoned, within the boundaries of the applicable real property or within the limits otherwise permitted by Contract, pooling, unitization agreement or force pooling order, and are in compliance in all respects with applicable Leases.

     4.24 Employment Matters. The Asset Company is in material compliance with all Laws relating to the employment of labor, including all such Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes. The Asset

Company is not a party to any labor or collective bargaining agreement respecting its employees. No labor organization or group of employees has made a pending demand for recognition, there are no representation proceedings pending with a labor relations tribunal and there is no threatened organizing activity respecting the employees of the Asset Company. There are no strikes, work stoppages, slow-downs, lockouts or other labor disputes respecting the employees of the Asset Company. There are no complaints, charges, claims or grievances, pending or threatened, arising out of the employment relationships respecting the employees of the Asset Company. Sellers have heretofore provided to Buyer a complete and accurate list of the following information for each employee of the Asset Company (including each such employee on leave of absence or layoff status): name; job title; current compensation; accrued vacation; and service credited for benefit purposes. Except as set forth in the Incentive Payment Agreements, no bonuses or other amounts shall be payable to employees of the Asset Company in connection with the Closing. None of the Cenestia Partnerships has had any employees.

     4.25 Benefit Matters. Schedule 4.25 sets forth a list of each Employee Plan sponsored by, participated in or contributed to by any Purchased Company. None of the Purchased Companies sponsor nor participate in any other Employee Plans. Only employees of the Asset Company participate in the Employee Plans listed in Schedule 4.25. True and complete copies of each Employee Plan set forth in Schedule 4.25, including related trusts, amendments and summary plan descriptions, have been made available to Buyer. Except as set forth in Schedule 4.25:

          (a) The Purchased Companies have performed all of their respective material obligations under all Employee Plans. The Purchased Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Employee Plans that have accrued but are not due.

          (b) The Purchased Companies, with respect to all Employee Plans, are, and each Employee Plan, is, in material compliance with ERISA, the Code and other applicable Laws. Such compliance includes, but is not limited to, the following:

               (i) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975(c) of the Code have occurred with respect to any Employee Plan.

               (ii) No Purchased Company has any liability to the Internal Revenue Service with respect to any Employee Plan, including any liability imposed by Chapter 43 of the Code.

               (iii) All filings required by ERISA and the Code as to each Employee Plan have been timely made, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

               (iv) All contributions and payments made or accrued with respect to all Employee Plans are deductible under Section 162 or Section 404 of the Code.

          (c) No event has occurred or circumstance exists that could result in a material increase in premium costs of Employee Plans that are insured, or a material increase in benefit costs of such Employee Plans that are self-insured.

          (d) Other than claims for benefits submitted by participants or beneficiaries, no material claim against, or legal proceeding involving, any Employee Plan is pending or, to Sellers’ Knowledge, is threatened.

          (e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified in form and operation; each trust for each such Employee Plan is exempt from federal income tax under Section 501(a) of the Code. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Employee Plan or trust.

          (f) No Employee Plan is subject to Title IV of ERISA or to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code.

          (g) No Purchased Company has ever established, maintained, or contributed to, or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any multiemployer plan, as defined in Section 3(37) of ERISA.

          (h) Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, no Purchased Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

          (i) The Purchased Companies have complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (j) No payment that is owed or may become due to any director, officer, employee or agent of any Purchased Company will be non-deductible to any Purchased Company or subject to tax under Section 280G or Section 4999 of the Code; nor will any Purchased Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

          (k) Except as set forth in the Incentive Payment Agreements, the consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any employee benefit.

     4.26 PUHCA and Investment Company Act. None of the Purchased Companies is (a) a “holding company,” or a “subsidiary company” of a “holding company” that is subject to the registration requirements of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”) or an affiliate of such a “holding company” or of a “subsidiary company” of such a “holding company” or a “public utility” within the meaning of PUHCA, (b) a “natural gas company” under the Natural Gas Act, as amended or (c) a public utility or public service company (or similar designation) whose rates are established through cost of service rate regulation under the laws of any state in the United States or by any foreign country. None of the Purchased Companies is an “investment company” or a company “controlled” by an

“investment company” within the meaning of the Investment Company Act of 1940, as amended.

     4.27 Financial Statements. Sellers have delivered to Buyer: (a) audited consolidated balance sheets of the Asset Company and its Subsidiaries as at December 31 in each of the years 2001 and 2002 and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of KPMG, LLP, independent certified public accountants, (b) an audited consolidated balance sheet of the Asset Company and its Subsidiaries as at December 31, 2003, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of KPMG, LLP, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Asset Company and its Subsidiaries as at September 30, 2004 (the "Interim Balance Sheet”) for the nine (9) months then ended, including in each case (other than the Interim Balance Sheet) the notes thereto. Based upon information of which Sellers are aware as of the date hereof and subject to the matters set forth in Schedule 6.16, such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity (other than the Interim Balance Sheet), and cash flow of the Asset Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and the normal and recurring policies of the Asset Company, subject, in the case of Interim Balance Sheet, to normal recurring year-end adjustments and the absence of notes. Subject to normal recurring year-end adjustments with respect to the Interim Balance Sheet and subject to the matters set forth in Schedule 6.16, the financial statements referred to in this Section 4.27 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Asset Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Asset Company. Sellers have provided to Buyer the unaudited non-GAAP balance sheets of each of PMOG and PMAI as at December 31, 2003 that were prepared by Sellers in connection with the filing of the 2003 federal Tax Returns for each of such Persons.

     4.28 Absence of Certain Changes and Events. Except as set forth in Schedule 4.28 and Schedule 6.2 and except with respect to the Incentive Payment Agreements, since October 1, 2004 none of the Purchased Companies or the Cenestia Partnerships has:

          (a) amended its Organizational Documents;

          (b) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entered into any employment, severance, or similar contract with any director, officer, or employee;

          (c) except in the ordinary course of business, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the directors, officers and employees of the Asset Company, or taken any such action with respect to any other Employee Benefit Plan;

          (d) cancelled, compromised, waived or released any claims or rights with a value to any Purchased Company or any Cenestia Partnership in excess of Two Hundred Thousand Dollars ($200,000);

          (e) made any change in the accounting methods or principles used by any Purchased Company or any Cenestia Partnership;

          (f) borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except liabilities incurred in the ordinary course of business, none of which would reasonably be expected to result in an impact greater than Two Hundred Thousand Dollars ($200,000);

          (g) merged or consolidated with any other Person;

          (h) made any loan to, or entered into any other transaction with, any of the directors, officers and employees of the Asset Company or any Cenestia Partnership outside the ordinary course of business;

          (i) made any other change in employment terms for any of the directors, officers and employees of the Asset Company outside the ordinary course of business; or

          (j) entered into any agreement, whether oral or written, by any Purchased Company or any Cenestia Partnership to do any of the foregoing.

     4.29 Books and Records. Sellers have made available to Buyer in the offices of the Asset Company the books of account, minute books, stock record books, and other organizational and accounting records of the Purchased Companies. At the Closing all of such books and records will be in the possession of the Purchased Companies.

     4.30 Insurance. Sellers have made available Buyer in the offices of the Asset Company true and complete copies of all policies of insurance to which any Purchased Company is a party or under which any Purchased Company, or any director of any Purchased Company, is covered.

     4.31 Intellectual Property. The Cenestia Partnerships do not own or license any Intellectual Property. No Third Party has asserted any interest in the Intellectual Property of the Purchased Companies nor has any Third Party alleged that any Purchased Company has infringed on any Intellectual Property of such Third Party. The Purchased Companies do not interfere with, infringe upon or misappropriate, any Intellectual Property rights of Third Parties as a result of the operation of their businesses, as currently conducted.

     4.32 Restrictions on Business Activities. Except for this Agreement, to Sellers’ Knowledge, there is no (a) agreement binding upon any Purchased Company or any Cenestia Partnership or (b) judgment, injunction, order or decree to which a Purchased Company or any Cenestia Partnership is a party, (in each case) that would have the effect of prohibiting the conduct of the business of any Purchased Company or any Cenestia Partnership as presently conducted.

     4.33 P&A Obligations. Except as set forth in Schedule 4.33 to Sellers’ Knowledge:

          (a) there is no Well in which the Asset Company owns a Working Interest that has not been plugged and abandoned that the Asset Company (on its own behalf or on behalf of any Cenestia Partnership) is currently obligated by Law or Contract to plug and abandon, or that the Asset Company (on its on behalf or on behalf of any Cenestia Partnership) will be obligated by Law or Contract to plug and abandon with the lapse of time or notice or both, because such Well is not currently capable of producing Hydrocarbons in commercial quantities and there is no Well in which the Asset Company owns a Working Interest that is subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity having jurisdiction over such Well; and

          (b) all Wells in which the Asset Company owns a Working Interest have been produced in material compliance with allowables allocated thereto by the applicable Governmental Entity.

     4.34 Government Leases. None of the Asset Company or any Cenestia Partnership has any federal or state Leases.

     4.35 Seismic Data. None of the Asset Company or any Cenestia Partnership owns any seismic or similar data where the transactions contemplated by this Agreement will trigger a payment or other transfer penalty.

     4.36 FERC Jurisdiction. None of the Asset Company or any Cenestia Partnership is subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended.

     4.37 Real Property. To Sellers’ Knowledge, the Asset Company owns all real property interests or rights necessary for the placement and operation of the Widen Pipeline and all other owned pipelines and gathering systems, as such pipelines and gathering systems are currently operated, except where the failure to own any such real property interests or rights would not have a Material Adverse Effect.

     4.38 No Sales of Oil and Gas Properties. Except (a) for sales of interests in Leases in the Valley Coal/Blacksburg project to Jolen Operating, (b) for the mortgage of the Pine Mountain Assets for the benefit of Natexis Banques Populaires, et al, (c) for actions taken as contemplated by Schedule 6.2, (d) for sales of Hydrocarbons produced from the Pine Mountain Assets, (e) the matters set forth in Schedule 4.28, and (f) as would not have a Material Adverse Effect, since the commencement of the Ownership Period, the Asset Company has not sold or transferred its interest in any Leases, mineral interests, overriding royalty interests, reversionary interests, net profit interests or any mineral properties.

     4.39 Indemnification Agreement. The Indemnification Agreement has not been amended by the parties thereto. Except for discussions regarding the Equitable Dispute, no claim under the Indemnification Agreement has been made by PMAI or its Affiliates nor has any claim under the Indemnification Agreement been received by PMAI or its Affiliates from PCC or its Affiliates.

****

Notwithstanding anything to the contrary in this Article IV, to the extent that the representations of Sellers in this Article IV relate to or cover the Asset Company, the Cenestia Partnerships or the Pine Mountain Assets or the operation thereof, such representations shall be deemed limited to and shall cover and relate only to matters or operations arising or accruing during the Ownership Period.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     5.1 Organization. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted and to own, lease, and operate its assets.

     5.2 Authorization; Enforceability. Buyer has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly and validly authorized by Buyer. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith have been duly executed and delivered by Buyer, and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms.

     5.3 Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational

Documents of Buyer, (ii) any franchise, mortgage, deed of trust, lease, license, Permit instrument, agreement, consent, approval, waiver or understanding to which Buyer is a party or by which Buyer may be bound or affected or (iii) any Law or any order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer may be bound or affected; or (b) require the approval, consent or authorization of, prior notice to, or filing or registration with any Governmental Entity, except in the case of clauses (a)(ii), (a)(iii) and (b) where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on Buyer or the transactions contemplated hereby.

     5.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Buyer.

     5.5 Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated hereby for which any Seller or any Affiliate of a Seller will be responsible.

     5.6 Investment Intent. Buyer is acquiring the Shares for its own account and with the present intention of holding the Shares solely for investment. Buyer acknowledges that the Shares have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Buyer is able to bear the risk of an investment in the Shares, including risks associated with holding the Shares for an extended period of time. Buyer has no intention as of the date hereof of selling the Shares in a public distribution in violation of federal securities Laws or any applicable state securities Laws.

     5.7 Independent Investigation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Sellers set forth in Articles III and IV, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Pine Mountain Assets and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Purchased Companies and the Pine Mountain Assets.

     5.8 Availability of Funds. Buyer shall have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

     6.1 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 6.1, the terms of the Confidentiality Agreement shall remain in full force and effect with respect to information regarding the Purchased Companies and the Pine Mountain Assets. If Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing).

     6.2 Conduct of Business. Except for the matters set forth in Schedule 6.2, Schedule 4.15 and Schedule 6.16 and except for actions contemplated by Section 6.16, Sellers agree that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, to and to cause the Purchased Companies to:

          (a) operate the Purchased Companies and their businesses in the usual, regular and ordinary manner consistent with past practice;

          (b) use reasonable efforts to maintain the assets of each of the Purchased Companies, including the Pine Mountain Assets, in a state of repair, order and condition consistent with past practice;

          (c) maintain the books of account and records relating to each of the Purchased Companies (including the Records of the Asset Company) in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

          (d) promptly notify Buyer of any emergency or other change which would have a Material Adverse Effect on the Purchased Companies or the Pine Mountain Assets;

          (e) not (i) issue, sell or otherwise dispose of any equity interests in any Purchased Company; (ii) grant any options or warrants or other rights to purchase or otherwise acquire any securities in any Purchased Company; (iii) adopt any additional Employee Plans; (iv) directly or indirectly redeem, purchase or otherwise acquire any Shares; (v) effect a split or reclassification of any capital of any Purchased Company or recapitalization of any Purchased Company; (vi) amend the Organizational Documents of any Purchased Company; (vii) borrow, except for working capital purposes and except in the ordinary course of business, any funds, or guarantee the obligations of others; (viii) waive any rights of substantial value of the Purchased Companies; (ix) except in the ordinary course of business, enter into an agreement, contract or commitment that if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment; (x) declare, set aside or pay any dividends, or make any distributions, in respect of the Shares, or repurchase, redeem or otherwise acquire any the Shares; (xi) make or change any election with respect to Taxes; (xii) adopt or change any accounting method; (xiii) file any amended Tax Return; (xiv) settle any Tax claim or assessment; or (xv) consent to any extension or waiver of any limitation period applicable to any Tax claim or assessment;

          (f) transfer, sell, mortgage, pledge, encumber or dispose of any of the material assets of any Purchased Company other than the sale of hydrocarbons in the ordinary course of business;

          (g) use their commercially reasonable efforts to maintain the relations and good will with suppliers, creditors, employees, agents and others having material business relationships with such Purchased Companies; and

          (h) except in connection with emergency operations, make or become liable for any capital expenditures which individually or in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000).

Buyer acknowledges that the Asset Company owns undivided interests in certain of the properties comprising the Pine Mountain Assets that is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Sellers or any Affiliates of any Seller shall not constitute a breach of the provisions of this Section 6.2, nor shall any action required by a vote of working interest owners constitute such a breach so long as the Asset Company has voted its interest in a manner that complies with the provisions of this Section 6.2.

     6.3 Third Party Consents. The parties shall use commercially reasonable efforts to obtain all Third Party Consents prior to Closing.

     6.4 Further Assurances. Sellers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments and other instruments of transfer, assignment and conveyance, as shall be necessary to vest in Buyer all the right, title and interest in and to the Shares. The parties further agree to execute and deliver to each other such other documents as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     6.5 No Public Announcement. None of Buyer, Sellers or any of their respective Affiliates shall, without the written approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other parties to this Agreement shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

     6.6 Expenses. Except as otherwise provided in this Agreement, Buyer and Sellers shall pay their respective costs and expenses incident to the negotiation and preparation of this Agreement and their respective performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of counsel, investment bankers and independent public accountants.

     6.7 Employee Matters. Prior to the Closing but subject to the provisions of the Incentive Payment Agreements, neither the Purchased Companies nor Sellers shall cause the provision of material increases in compensation or benefits, or pay additional bonuses, or enter into new employment, severance or change of control agreements respecting the employees of the Asset Company, other than in the ordinary course of business. Contemporaneously with the Closing, Buyer shall cause the Asset Company to make all payments due and owing by the Asset Company under the Incentive Payment Agreements to the counterparties thereto.

     6.8 COBRA. Buyer shall assume, or cause the Asset Company to retain, the obligations to satisfy the health benefit continuation requirements of Section 6.01, et seq. of ERISA or Section 4980B of the Code with respect to the Asset Company and all of its employees, whether terminated prior to or after the Closing.

     6.9 Intentionally Omitted.

     6.10 Payment of Indebtedness by Affiliates and Subsidiaries. To the extent not accounted for in any adjustment to the Purchase Price, Sellers will have caused all indebtedness owed to a Purchased Company by any Seller or any Affiliate of any Seller to be paid in full at or prior to Closing.

     6.11 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article XI, Sellers will not, and will cause each Purchased Company and each of their representatives not to, directly or indirectly, solicit or initiate any inquiries or proposals from, or discuss or negotiate with, any Person (other than Buyer) relating to any transaction involving the sale of all or substantially all of the assets of the Asset Company or any of the capital stock of any Purchased Company, or any merger, consolidation, business combination, or similar transaction involving any Purchased Company.

     6.12 Retention of Hedges. Sellers shall cooperate, and shall cause the Purchased Companies and their Subsidiaries to cooperate, with Buyer in connection with retaining the Hedges when Closing occurs as obligations of the Purchased Companies and/or their Subsidiaries who are currently parties thereto; provided that neither Sellers nor any Purchased Company or its Subsidiaries shall be required to spend any monies to comply with the foregoing covenant.

     6.13 Termination of Stockholder Agreement. Contemporaneously with the Closing, Sellers and PMOG shall terminate the Stockholder Agreement.

     6.14 Tax Matters.

          (a) Preparation and Filing of Tax Returns. The Buyer and the Purchased Companies shall prepare, or cause to be prepared, in a manner consistent with the Purchased Companies’ or the Cenestia Partnerships’ prior Tax Returns (except as otherwise required by law), all Tax Returns that (i) are required to be filed by, or with respect to, the Purchased Companies or the Cenestia Partnerships for Tax periods ending on or before the Closing Date, and for Tax periods that begin before and end after September 30, 2004 (the “Straddle Period”) and (ii) are not filed as of the Closing Date. The Buyer shall provide each such Tax Return to the Sellers, not later than twenty (20) days before the due date for such Tax Return (taking into account any extensions of such due date), for the Sellers’ review and approval. The Sellers’ approval of each such Tax Return shall not be unreasonably withheld. Subject to resolving any dispute with the Sellers, the Buyer shall cause the Purchased Companies and the Cenestia Partnerships to timely file each such Tax Return. Buyer shall cause the Purchased Companies to pay all Taxes due with respect to the period covered by each such Tax Return. The Sellers shall pay to the Buyer (or the Buyer shall pay to the Sellers), as an adjustment to the Purchase Price, the amount by which the Tax attributable to the Pre-Effective Time Tax Period (calculated, in the case of Straddle Periods, in accordance with Section 6.14(c) below) exceeds (or is less than) the accrued liability for Taxes included in determining the Net Working Capital. Any payment by the Sellers to the Buyer (or by the Buyer to the Sellers) under this Section 6.14(a) shall be made no later than the later of (i) the due date (excluding extensions) for filing the original Tax Return, or, in the case of real estate Taxes, the due date (excluding extensions) for payment to the Governmental Entity and (ii) ninety (90) days after the Closing Date (or if such date is not a business day, the first business day thereafter). In the event that an extension is obtained for the filing of any such Tax Return, (i) the payment obligation of the Sellers to the Buyer (or by the Buyer to the Sellers) under this Section 6.14(a) with respect to such Tax Return shall be based upon the amount of the estimated payment (if any) due as of the original due date of such Tax Return and (ii) a payment shall be made by the Sellers to the Buyer (or by the Buyer to the Sellers) in an amount necessary to reflect the difference between the Tax liability attributable to the Pre-Effective Time Tax Period (calculated, in the case of Straddle Periods, in accordance with Section 6.14(c) below) shown as due and payable on the final form of such Tax Return and the amount of the estimated payment previously made with respect to such Tax Return. The Buyer shall provide the Sellers with notice of the amount of any payment required to be made by the Sellers to the Buyer (or by the Buyer to the Sellers) pursuant to clause (i) or (ii) of the preceding sentence, no later than the date that such estimated payment is made or such Tax Return is filed in final form, and any such payment shall be made within five (5) days of such notice. The Buyer and the Purchased Companies shall not file or cause the Cenestia Partnerships to file any amended Tax Returns or make any Tax election with respect to Taxes of or relating to any Purchased Company or any Cenestia Partnership for any taxable year that ends on or before or includes September 30, 2004 which would reasonably be likely to result in an indemnity payment pursuant to Section 6.14(b), without the prior written consent of the Sellers.

          (b) Liability for Taxes. Except as provided in Section 6.15, the Buyer shall be responsible for the payment of and shall indemnify and hold the Seller Group harmless from and against (i) all Taxes of the Purchased Companies for all Pre-Effective Time Tax Periods, but with respect to Pre-Effective Time Tax Periods or portions thereof commencing after August 13, 2003 only to the extent that the liability for such Taxes does not exceed the accrued liability for such Taxes included in determining the Net Working Capital, and (ii) all Taxes of the Purchased Companies for Post-Effective Time Tax Periods, as well as, in either case, any Losses arising out of, resulting from or attributable to such Taxes. Except as provided in Section 6.15 and subject to the limitations provided in Sections 9.2(b) and 9.3(c) as if such Taxes were Losses, the Sellers shall indemnify and hold the Buyer Group harmless from and against (A) all Taxes of the Purchased Companies for Pre-Effective Time Tax Periods or portions thereof commencing after August 13, 2003 to the extent that the liability for such Taxes exceeds the accrued liability for such Taxes included in determining the Net Working Capital and (B) any Taxes of the Purchased Companies resulting from the sale, exchange, transfer or other disposition by any Purchased Company of an interest in any Cenestia Partnership during the period beginning on (and including) the date of the Interim Balance Sheet, and ending on (and including) the Closing Date, as well as, in each case, any Losses arising out of, resulting from or attributable to such Taxes.

          (c) Division of the Straddle Period. In order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Governmental Entity to treat for all purposes September 30, 2004 as the last day of the Tax year or period of each Purchased Company. In any case where applicable law does not permit any Purchased Company to treat September 30, 2004 as the last day of the Tax year or period with respect to Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on September 30, 2004 will be:

               (i) in the case of Taxes that are either (A) income Taxes or (B) imposed in connection with any sale or other transfer or assignment of property (other than any Taxes imposed on any sales conveyance made pursuant to this Agreement or contemplated by transactions described herein, the payment of which is governed by Section 6.15), deemed equal to the amount that would have been payable had the relevant Tax year or period ended on September 30, 2004 (except that, solely for purposes of determining the marginal tax rate applicable to the income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate for an equitable sharing of such Taxes); and

               (ii) in the case of Taxes not included in clause (i) of this Section 6.14(c) that are imposed on a periodic basis and measured by the level of any item (including real estate tax regardless of whether such tax is payable to a taxing authority, a landlord or other third party), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on September 30, 2004 and the denominator of which is the number of calendar days in the entire Straddle Period.

          In determining the Straddle Period for real estate Taxes, the Tax period as reflected on the statement of Taxes due, property Tax bill, property “tax ticket,” or any other request for payment from a Governmental Entity will determine the taxable period (e.g., a West Virginia Statement of Taxes Due that indicates the tax year as 2002 is for a Tax for the taxable period January 1, 2002 through December 31, 2002). In determining the Straddle Period for franchise, doing business and capital Taxes, the period for which the payment of any such Tax provides the right to do business will determine the taxable period (e.g., a state franchise tax payable for the right to do business for the calendar year 2002 is a Tax for the taxable period January 1, 2002 through December 31, 2002).

          (d) Tax Refunds.

               (i) Except as provided in Section 6.14(d)(ii), the Sellers will be entitled to any credits and refunds (including interest received thereon) in respect of any Taxes for which the Sellers have agreed to indemnify Buyer pursuant to Section 6.14(b). Nothing in this Section 6.14(d) will preclude any Purchased Company from making an election under Section 172(b) of the Code or any comparable provision of law or regulations for any taxable year beginning after September 30, 2004.

               (ii) If Buyer notifies the Sellers in writing that any Purchased Company has become entitled to a refund or credit of Taxes described in Section 6.14(d)(i), and such refund or credit is attributable solely to the carryback of losses, credits or similar items of such Purchased Company from a taxable period beginning after September 30, 2004, such

Purchased Company will file a claim for a refund or credit with respect to such losses, credits or similar items and such Purchased Company will be entitled to retain the amount of any such refund or credit received (together with interest thereon).

          (iii) Except as provided in Sections 6.14(d)(i) and (ii), the Purchased Companies will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Purchased Companies.

          (e) Tax Proceedings; Cooperation.

               (i) In the event that the Sellers would be liable for the payment of any Taxes under Section 6.14(b), if assessed or imposed, and such Taxes are assessed against or imposed on a Purchased Company or the Buyer by any Governmental Entity, the Sellers, in their sole and absolute discretion, will have the right to participate at their own expense in any audit involving any such Taxes and/or to contest any assertion that any such Taxes are payable in any proceedings available to the Purchased Company or the Buyer. The Sellers, on the one hand, and such Purchased Company and the Buyer, on the other hand, shall fully cooperate in good faith in connection with any such audit or other proceeding.

               (ii) In respect of a contest or audit related to Taxes for which the Sellers would be solely liable under Section 6.14(b), the Sellers will have the right to control all proceedings in connection with such contest or audit; provided, however, that, as a precondition to the Sellers’ right to control such proceedings, (A) the Sellers shall deliver to the Buyer a written statement in which the Sellers agree to pay to the relevant Purchased Company and the Buyer all costs and expenses that the relevant Purchased Company and the Buyer incur in connection with such contest or audit and (B) the Sellers shall conduct the defense actively and diligently; and provided further, however, that the Sellers shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of such Purchased Company and/or the Buyer, which consent shall not be unreasonably withheld, if (x) such judgment or settlement is likely to establish a precedential custom or practice materially adverse to the continuing business of such Purchased Company and/or the Buyer for periods beginning after September 30, 2004 or (y) the Taxes at issue in the proceeding relate to a Straddle Period.

               (iii) So long as the Sellers are conducting the defense in accordance with Section 6.14(e)(ii), and subject to the Buyer’s rights in Section 6.14(e)(ii), the relevant Purchased Company and/or the Buyer may retain separate co-counsel at its sole cost and expense and may participate in, but not control, such defense.

               (iv) In the event that any of the conditions in Section 6.14(e)(ii) is or becomes unsatisfied, (A) the relevant Purchased Company and/or the Buyer may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that it reasonably may deem appropriate, with the consent of the Sellers, which consent shall not be unreasonably withheld, (B) the Sellers shall reimburse such Purchased Company and/or the Buyer promptly and periodically for the costs of defense (including reasonable attorneys’ fees and expenses) not theretofore paid by the Sellers pursuant to Section 6.14(e)(ii) and (C) the Sellers shall remain jointly and severally responsible for any Taxes and other Losses in accordance with and to the extent provided in Section 6.14(b).

               (v) In respect of a contest or audit related to both Taxes for which the Buyer is indemnified under Section 6.14(b), and for which Buyer is not indemnified under Section 6.14(b), Buyer shall control the conduct of such contest or audit, but the Sellers shall have the right to participate in such contest or audit at their own expense, and Buyer shall not settle, compromise and/or concede such contest or audit without the consent of the Sellers, which consent shall not be unreasonably withheld.

               (vi) The Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Companies as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any contest or other Tax proceeding. The Sellers and Buyer shall reasonably cooperate with each other in the conduct of any contest or other proceeding involving or otherwise relating to the Purchased Companies (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.14(e) or Section 6.16. Any information obtained under this Section 6.14(e)(vi) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a contest or other Tax proceeding.

          (f) The indemnities provided in this Section 6.14 are in addition to, but not in duplication of, the indemnities provided in Article IX. The provisions of Article IX, including the limitations of Section 9.2(b) and 9.3(c), shall apply to claims for indemnification and breaches of covenants and other payments under this Section 6.14; provided that to the extent any procedural provisions of Section 9.4 are inconsistent with the procedural provisions of Section 6.14(e), such provisions of Section 6.14(e) shall apply.

     6.15 Payment of Transfer Taxes and Other Charges. The Buyer, on the one hand, and the Sellers, on the other hand, each shall be responsible for and shall pay one half of all stock transfer taxes, real property transfer taxes, sales taxes, documentary stamp taxes, recording charges and other similar Taxes, if any, arising in connection with the transactions contemplated by this Agreement; provided, however, that such Taxes shall not include any income taxes payable by the Sellers in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required and shall take such other reasonable actions as may be necessary to minimize the amount of any such Taxes.

     6.16 Certain Tax Issues. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 6.14), on or prior to the date that is eleven months after the Closing Date, Sellers shall, at Sellers’ sole cost and expense (less any net Tax overpayment made collectively by the Purchased Companies and their Subsidiaries for time periods commencing after August 13, 2003 and prior to the Effective Time, but without duplication under Section 6.14(d)), cause the Tax issues set forth in Schedule 6.16 to be cured as further described in such Schedule.

     6.17 Certain Pre-Effective Time Revenues. (a) The parties acknowledge that the Asset Company is entitled to payments from Third Persons for transporting Gas through the

Widen Pipeline for the period from April 2004 through September 2004 (the “Widen Transportation Revenues”). From and after the Closing, Buyer agrees to cause the Asset Company to use its reasonable efforts to pursue the collection of the Widen Transportation Revenues. Promptly upon the Asset Company’s receipt of any Widen Transportation Revenues, Buyer shall pay such Widen Transportation Revenues, less (i) all reasonable costs and expenses incurred by the Asset Company to Third Parties in order to obtain such Widen Transportation Revenues and (ii) the amount of any Tax payable by the Asset Company by reason of its receipt of such Widen Transportation Revenues, to Sellers (pro rata in proportion to the pro rata portion of the Purchase Price received by Sellers).

     (b) The parties acknowledge that the Asset Company may be entitled to royalty payments attributable to wells not shown on Exhibit B in the State of Wyoming with respect to which royalty payments the operator thereof has not sent division orders to the Asset Company and which royalty payments are not accrued for or included in determining Net Working Capital. To the extent that any such royalty payments are attributable to the period of time during the Ownership Period (the "Wyoming Pre-Effective Time Royalties”), then upon the Asset Company’s receipt of any Wyoming Pre-Effective Time Royalties, Buyer shall pay such Wyoming Pre-Effective Time Royalties, less (i) all reasonable costs and expenses incurred by the Asset Company to Third Parties in order to obtain such Wyoming Pre-Effective Time Royalties and (ii) the amount of any Tax payable by the Asset Company by reason of its receipt of such Wyoming Pre-Effective Time Royalties, to Sellers (pro rata in proportion to the pro rata portion of the Purchase Price received by Sellers).

     (c) The parties acknowledge that the Asset Company may be entitled to additional revenues on account of payouts under an Equitable Agreement that may have occurred for wells (other than the wells that are the subject of the Equitable Dispute) subject to an Equitable Agreement. To the extent that such additional revenues are attributable to periods of time during the Ownership Period (the “Payout Revenues”), then from and after the Closing, Buyer agrees to cause the Asset Company to use its reasonable efforts to pursue the collection of the Payout Revenues. Promptly upon the Asset Company’s receipt of any Payout Revenues, Buyer shall pay such Payout Revenues, less (iii) all reasonable costs and expenses incurred by the Asset Company to Third Parties in order to obtain such Payout Revenues and (iv) the amount of any Tax payable by the Asset Company by reason of its receipt of such Payout Revenues, to Sellers (pro rata in proportion to the pro rata portion of the Purchase Price received by Sellers).

     (d) All payments received by Sellers pursuant to this Section 6.17 shall be treated as adjustments to the Purchase Price.

     6.18 Cooperation with Financial Statements. Sellers and Buyer agree to use their reasonable efforts to cooperate with KPMG, LLP in its preparation of audited consolidated financial statements of PMOG and its Subsidiaries for the year ended December 31, 2003 to be completed as soon as is reasonably possible. Sellers agree to use their reasonable efforts to cooperate with Buyer in Buyer’s preparation of unaudited consolidated financial statements of PMOG and its Subsidiaries, prepared in accordance with GAAP, as of, and for the nine month period ended, September 30, 2004, to be completed as soon as is reasonably possible; provided that, notwithstanding the foregoing, Sellers will not be required to represent or certify the unaudited financial statements’ conformity with GAAP, and Buyer will rely on its judgment as to whether the resulting unaudited financial statements are, in fact, prepared in accordance with GAAP. Sellers shall not be deemed to be in breach of this Section 6.18 if KPMG, LLP is unable to timely prepare such financial statements. Sellers further agree to use their reasonable efforts to cause KPMG, LLP to deliver to Buyer upon its reasonable request such consents as may be required under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder in connection with the use of financial statements audited by KPMG, LLP covering periods during the Ownership Period. The costs to prepare the audited financial statements by KPMG, LLP, the unaudited financial statements of PMOG and its Subsidiaries and obtaining the consents of KPMG, LLP shall be shared one-half by Sellers and one-half by Buyer.

ARTICLE VII
BUYER’S CONDITIONS

     The obligation of Buyer to purchase the Shares as contemplated hereby is, at the option of Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.

     7.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in Article III and IV of this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and each and all of the agreements and covenants of Sellers to be performed or complied with by Sellers on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects. For purposes of the foregoing, it shall not be deemed to be a failure of a representation or warranty of Sellers contained in Article III or IV this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date if (a) such failure, together with all other failures of any representation or warranty of Sellers contained in Article III or IV of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date, would not result in a loss in excess of the Materiality Threshold, or (b) such failure would otherwise result in an adjustment to the Purchase Price pursuant to Section 1.3 of this Agreement (excluding Section 1.3(b)(vi). Notwithstanding anything to the contrary set forth in this Agreement but subject to the preceding sentence, in the event that Buyer discovers and/or Sellers or the Purchased Companies disclose at or prior to Closing that any representation or warranty of Sellers contained in Article III or IV of this Agreement will fail to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date and such failure (together with all other such failures) would not result in a loss in excess of the Materiality Threshold, then Buyer will notify Sellers of Buyer’s estimate of the loss in value due to such failure. Sellers and Buyer shall use their reasonable efforts to agree upon the amount of any such loss in value and the Purchase Price shall be reduced by the agreed upon amount and Buyer and Sellers shall proceed with Closing. If Sellers and Buyer are unable to agree upon whether there is any failure of a representation or warranty made by Sellers contained in Article

III or IV of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date or any adjustment therefor, then Sellers or Buyer may submit the dispute to an attorney selected by Sellers and Buyer who is a Person familiar with mergers and acquisitions law in the State of Texas (the “Consultant”) and the costs of such Consultant will be borne and paid one-half by Sellers and one-half by Buyer. Sellers and Buyer will each present the Consultant a written statement of its position on the dispute in question not later than two (2) days after the dispute has been submitted to the Consultant. Within two (2) days following the submission of a matter to an attorney, the Consultant shall make a determination of the dispute, choosing either Sellers’ position or Buyer’s position with respect to such dispute. The decision of the Consultant will be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. Subject to Section 11.1(f), the Closing Date will be extended in order to resolve any such dispute submitted to the Consultant for resolution.

     7.2 Closing Delivery by Sellers. Sellers shall have delivered, or be standing ready to deliver to Buyer at Closing:

          (a) the certificate(s) representing the Shares and stock powers executed and dated the Closing Date;

          (b) resignations from all officers and directors of the Purchased Companies;

          (c) releases in the form of Exhibit D between the stockholder and each officer and director of PMOG, on the one hand, and PMOG, on the other hand, releasing each other from all claims by the other;

          (d) releases in the form of Exhibit E between each officer and director of PMAI, on the one hand, and PMAI, on the other hand, releasing each other from all claims by the other;

          (e) releases in the form of Exhibit F between each officer and director of the Asset Company, on the one hand, and the Asset Company, on the other hand, releasing each other from all claims by the other;

          (f) a termination of the Stockholder Agreement executed by Sellers and PMOG;

          (g) the Post-Closing Escrow Agreement executed by Fund IX (on behalf of Sellers);

          (h) a certificate executed by each of the Sellers certifying with respect to the matters set forth in Section 7.1 as to such Seller; and

          (i) a separate certificate furnished by each Seller stating that such Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

     7.3 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Buyer or its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.

     7.4 No Claim Regarding Share Ownership. No written claim shall have been made by any Person asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Purchased Companies.

ARTICLE VIII
SELLERS’ CONDITIONS

     The obligation of Sellers to transfer the Shares as contemplated hereby is, at the option of Sellers, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Sellers in writing.

     8.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and each and all of the agreements and covenants of Buyer to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.

     8.2 Closing Delivery. Buyer shall have delivered, or be standing by ready to deliver to Sellers at Closing (a) the Purchase Price, adjusted as set forth in Section 1.3, (b) the Post Closing Escrow Agreement executed by Buyer and (c) a certificate executed by Buyer certifying with respect to the matters set forth in Section 8.1.

     8.3 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than a Seller or any of its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.

ARTICLE IX
INDEMNIFICATION

     9.1 Indemnification by Buyer. Effective upon the Closing, Buyer hereby indemnifies and holds harmless each Seller, its/his officers, directors, partners, employees, agents and representatives and any and all of such Seller’s Affiliates and their officers, directors, partners, employees, agents and representatives (collectively, the “Seller Group”) from and against any and all claims, liabilities, suits, controversies, losses, costs and expenses (including, without limitation, claims for personal injury or death or property damage and including all court costs and reasonable attorneys’ fees) (collectively, “Losses”) arising out of, resulting from or attributable to any of the following: (a) any breach of any representation or warranty made by Buyer in this Agreement or the corresponding representation or warranty in the certificate delivered by Buyer pursuant to Section 8.2(c); (b) any breach of the covenants made by Buyer under this Agreement; and (c) except to the extent (and only to the extent) that Sellers are obligated to indemnify or make payments to the Buyer Group pursuant to Section 9.2 or Section 6.14, the ownership of the Purchased Companies or Cenestia Partnerships, or the ownership or operation of the Pine Mountain Assets (including, without limitation, the obligations to properly plug and abandon all wells now or hereafter located on the Pine Mountain Assets, surface reclamation and Environmental Claims), whether or not such Losses arose or relate to periods of time prior to or after the Effective Time.

     9.2 Indemnification by Sellers.

          (a) Except as otherwise limited by this Article IX, effective upon the Closing, each Seller indemnifies and holds harmless Buyer, its officers, directors, partners, employees, agents and representatives and any and all of Buyer’s Affiliates and their officers, directors, partners, employees, agents and representatives (collectively, the “Buyer Group”) from and against any and all Losses arising out of, resulting from or attributable to any breach of the representations and warranties made by such Seller in Article III or the corresponding representation or warranty in the certificate delivered by such Seller pursuant to Section 7.2(h) (except to the extent Buyer has received a Purchase Price adjustment for such items under Article I, Section 2.5 or Section 7.1 hereof).

          (b) Except as otherwise limited by this Article IX, effective upon Closing, each Seller, severally and not jointly, based on the pro rata portion of the Purchase Price received by such Seller, indemnifies and holds harmless each member of the Buyer Group from and against any and all Losses arising out of, resulting from or attributable to any of the following (except to the extent Buyer has received a Purchase Price adjustment for such items under Article I, Section 2.5 or Section 7.1 hereof): (i) any breach of any representation or warranty made by Sellers in Article IV or the corresponding representation or warranty in the certificate delivered by such Seller pursuant to Section 7.2(h) and (ii) any breach of any covenant made by Sellers set forth in this Agreement other than under Section 9.2(a).

     9.3 Limits on Indemnification; Payment.

          (a) Except as set forth in clause (b) below and except with respect to a breach of Sellers’ representations, warranties or covenants set forth in Section 3.5, 4.8, 6.14 or 6.16, Sellers shall have no obligation or liability under Section 9.2 unless and until the aggregate amount of the Losses suffered by the Buyer Group exceeds the Threshold Amount; provided, however, that once the amount of such Losses suffered exceeds the Threshold Amount with respect to the Buyer Group Sellers shall be obligated to indemnify the Buyer Group only to the extent that such Losses exceed, and only in amounts that exceed, the Threshold Amount.

          (b) For purposes of calculating the aggregate amount of Losses claimed against Sellers, the amount of each Loss shall be reduced by (i) any third-party insurance benefits that the Buyer Group received or reasonably expected to be received in respect of or as a result of such Losses, less the reasonable costs incurred by the Buyer Group to recover those insurance benefits to the extent such costs are not otherwise recovered and (ii) any net Tax benefit realized by the Buyer Group in respect of or as a result of such Losses. For this purpose, the amount of any “net Tax benefit” shall be computed assuming the Buyer Group has recognized all other items for the relevant year of income, gain, loss, deduction and credit before recognizing any item with respect to the incurrence of any Loss. Any indemnification payment hereunder shall first be computed without regard to any net Tax benefit that the Buyer Group is entitled to claim with respect to the incurrence of the Loss and Sellers shall be obligated to pay under Section 9.2 an amount computed as if no net Tax benefit will be realized. Buyer then shall be obligated to remit to Sellers the amount of any net Tax benefit it actually realizes within ten (10) Business Days of the date for which a Tax Return for the Buyer Group is filed claiming the net Tax benefit; provided, that the aggregate amount of net Tax benefits paid with respect to any Loss shall not exceed the indemnification payments made to Buyer with respect to such Loss. To the extent that a net Tax benefit actually realized on a Tax Return and paid by Buyer to Sellers is eventually disallowed by any Tax authority or is otherwise permanently lost, such amount shall be treated as a Tax for which Sellers are obligated to indemnify the Buyer under the terms of this Agreement.

          (c) Except with respect to a breach of Sellers’ representations, warranties or covenants set forth in Section 3.5, Section 6.16 or the last sentence in Section 9.3(b), notwithstanding anything herein to the contrary (i) Sellers shall have no obligation or liability under Section 9.2, Section 6.14 or otherwise in connection with the transactions contemplated by this Agreement, with respect to any Losses suffered by the Buyer Group, in the aggregate, in excess of the Warranties Escrow and (ii) the Warranties Escrow shall be the sole source of funds available to members of the Buyer Group from Sellers or their respective Affiliates with respect to any claim of indemnification or otherwise in connection with the transactions contemplated hereby following the Closing.

          (d) At any time prior to the date which is twelve (12) months following the Closing Date (the "Claim Period”), Buyer will have the right to notify Sellers in writing that Buyer is making a indemnification claim on behalf of the Buyer Group with respect to the Warranties Escrow covering the alleged breach of any surviving representation, warranty or covenant of a Seller. Such notice will specify the nature of the claim and the amount by which Buyer proposes to be paid out of the Warranties Escrow with respect to such claim. In the event Sellers dispute Buyer’s claim, Sellers will notify Buyer in writing thereof within ten (10) days after receipt of such notice. In the event Sellers and Buyer are unable to resolve such dispute within thirty (30) days after receipt by Sellers of the notice of dispute, either Buyer or Sellers may submit such dispute to arbitration as provided in Section 13.9. In the event Sellers do not dispute such claim or upon resolution of any such disputes, Fund IX, on behalf of Sellers, and Buyer shall provide joint written instructions to the Escrow Agent to pay to Buyer the amount thereof, if any. Upon the expiration of the Claim Period without any pending claims, then, pursuant to joint written instructions by Fund IX, on behalf of Sellers, and Buyer, (a) the aggregate amount of all Target Bonus amounts (including, without limitation, the employer share of any employment related Taxes in respect thereof) under the Incentive Payment Agreements shall be disbursed by the Escrow Agent to Buyer and (b) the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers; provided, however, that in the event that there are any pending claims (including any disputed items with respect to the Final Settlement Statement pursuant to Section 1.4) at the time of such expiration: (1) the sum of (a) the claimed amounts and (b) the aggregate amount of all Target Bonus amounts (including, without limitation, the employer share of any employment related Taxes in respect thereof) that would be payable under the Incentive Payment Agreements if all of the outstanding claims were determined in favor of Sellers, shall remain in escrow; (2) the remaining balance of the Warranties Escrow after such retention will be so disbursed by Escrow Agent (pursuant to joint written instructions by Fund IX, on behalf of Sellers, and Buyer) to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers; (3) as each such claim is resolved, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by Escrow Agent (pursuant to joint written instructions by Fund IX, on behalf of Sellers, and Buyer) to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers or to the Buyer in accordance with the determination of such claim and (4) after all such claims are determined, then, pursuant to joint written instructions by Fund IX, on behalf of the Sellers, and Buyer, (a) the aggregate amount of all Target Bonus amounts (including, without limitation, the employer share of any employment related Taxes in respect thereof) under the Incentive Payment Agreements shall be disbursed by Escrow Agent to Buyer and (b) the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers.

          (e) In determining whether there has occurred a breach of the representations or warranties by Sellers contained in Article III or IV, as well as Sellers’ liability under Section 9.2 for any Losses resulting therefrom, any materiality qualifiers in Sellers’ representations or warranties, including without limitation, a Material Adverse Effect, shall be disregarded for all purposes.

          (f) In the event of any conflict between Section 9.3 and Section 9.4, with respect to Sellers’ indemnification obligations, this Section 9.3 shall control.

     9.4 Indemnification Procedure.

          (a) If a claim arises (an “Indemnity Claim”) for which a party may have an obligation of indemnity under this Article IX or elsewhere under this Agreement (such party, the "Indemnitor”), the Person entitled to such indemnity (the “Indemnitee”) shall give the Indemnitor written notice of such claim setting forth the particulars associated with the claim (including a copy of the written underlying claim of a Third Party, if any) as then known by the Indemnitee (“Indemnity Claim Notice”). Where the underlying claim involves a claim by a Third Party (a “Third Party Claim”), the Indemnitee shall, to the extent practicable, deliver an Indemnity Claim Notice to the Indemnitor within such time as will allow the Indemnitor a reasonable period in which to evaluate and timely respond to the underlying claim; provided, however, that (i) failure to do so shall not affect an Indemnitee’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice. The delivery of an Indemnity Claim Notice shall not extend the time period set forth in Section 9.3 or Article X (as applicable to the claim), but if an Indemnity Claim Notice is given to an Indemnitor within the applicable time period (if any) with respect to such claim set forth in Section 9.3 or Article X, such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 9.3 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.

          (b) Upon receipt of an Indemnity Claim Notice involving a Third Party Claim for which an Indemnitor believes it may have an obligation of indemnity under this Agreement, the Indemnitor shall, if it so elects in accordance with this Section 9.4 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the Indemnitor, and the Indemnitee shall cooperate in all reasonable respects; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If any Third Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the Indemnitee may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 9.4 and has agreed to indemnify the Indemnitee, the fees and expenses of counsel employed by the Indemnitee shall be borne solely by the Indemnitee. If (a) the underlying Third Party Claim plus all previously asserted Indemnity Claims have exceeded the Threshold Amount, if applicable in the circumstances, and (b) the Indemnitor elects by written notice to undertake the defense of the Third Party Claim within thirty (30) days after receipt of the Indemnity Claim Notice, then (i) the Indemnitor shall defend the Indemnitee against such Third Party Claim, (ii) the Indemnitor shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect to such Third Party Claim, and (B) would restrict such Indemnitee’s ability to conduct its business in the ordinary course and (iv) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the Indemnitor’s prior written consent. If the Indemnitor has not elected to undertake the defense of a Third Party Claim, or if the Indemnitor assumes the defense of a Third Party Claim pursuant to this Section 9.4 but fails to diligently defend against the Third Party Claim within thirty (30) days following any written notice from such Indemnitee asserting such failure, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (to the extent the Indemnitee is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings. In such instances, the Indemnitee shall have full control of such defense and proceedings. The Indemnitor may participate in, but not control, any defense or settlement controlled by an Indemnitee pursuant to this Section 9.4, and the Indemnitor shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 9.4, if the Indemnitor disputes its potential liability to the Indemnitee under this Section 9.4 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Section 9.4. The party controlling the defense of the proceedings agrees to afford the other relevant party and its counsel the opportunity to be present at conferences with all Persons, including Governmental Entities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons. The Indemnitor shall pay to the Indemnitee in immediately available funds any amounts to which the Indemnitee is entitled under this Article IX as agreed to by the parties or as decided by arbitration pursuant to Section 13.9, such payment to be made within fifteen (15) days after any such amounts are determined in accordance with this Agreement.

     9.5 Waiver of Certain Damages. Each of the parties expressly waives and agrees not to, and to cause its Affiliates not to seek indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement, the breach hereof or the transactions contemplated hereby, except to the extent any party or its/his Affiliate suffers such damages (including costs of defense and reasonable attorneys fees incurred in connection with defending against such damages) to a Third Party in connection with a claim by a Third Party, which damages (including costs of defense and reasonable attorneys fees incurred in connection with defending against such damages) shall not be excluded by this provision as to the recovery hereunder.

     9.6 Exclusive Remedy. If Closing occurs, the express indemnities set forth in Article IX and elsewhere in this Agreement shall be the exclusive remedies for the parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and, except for such remedies, each of Sellers, on the one hand, and Buyer, on the other hand, hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) the other party(ies) or its/their Affiliates and all such parties’ stockholders, partners, directors, officers, employees, agents and representatives with respect to, any cause of action or Losses, including claims under state or federal securities Laws and Claims available at common Law, in equity or by statute known or unknown, which the releasing party(ies) or its/their respective Affiliates have, based on, relating to or arising out of this Agreement or the ownership, use or operation of the Purchased Companies, the Cenestia Partnerships or the Pine Mountain Assets, excluding, however, any rights existing under (a) the Incentive Payment Agreements or (b) the Vandenberg Agreements.

     9.7 Express Negligence. Without limiting or enlarging the scope of the indemnification and release provisions set forth in this Agreement, to the fullest extent permitted by Law, such provisions shall be applicable regardless of whether the liabilities, Losses, costs, expenses and damages in question arises out of or results from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of any Law of or by any Indemnitee or released Person.

     9.8 Tax Treatment of Indemnification Payments. All indemnification payments pursuant to this Article IX or Article VI shall be treated as adjustments to the Purchase Price. In addition, any amount distributed to Buyer in respect of any Target Bonus amounts pursuant to this Article IX shall be treated as adjustments to the Purchase Price.

ARTICLE X
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     10.1 Survival of Representations and Warranties. The representations and warranties of Buyer and Sellers contained herein shall survive the Closing for a period of twelve (12) months following the Closing; provided that (a) the representations and warranties of Sellers set forth in Section 4.16 shall terminate at Closing, and (b) the representations and warranties of Sellers set forth in Section 3.5 shall survive the Closing without time limit.

     10.2 Survival of Covenants. The covenants and agreements of Buyer and Sellers contained in this Agreement that are to be performed at or prior to the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, for a period of twelve (12) months following the Closing. The covenants and agreements of Buyer and Sellers contained in this Agreement that are to be performed after the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without any contractual limitation on the period of survival; provided that the covenants of Buyer set forth in Section 6.17 shall terminate twelve (12) months following the Closing.

     10.3 Expiration of Survival Period. No party may bring a claim for indemnification pursuant to Article IX hereof to the extent notice of such claim is sent after the expiration of the survival periods set forth above with respect to the subject matter of such claim.

ARTICLE XI
TERMINATION

     11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing by:

          (a) mutual consent of Sellers and Buyer;

          (b) Buyer, if the conditions set forth in Article VII have not been satisfied or waived by Buyer on or before the Closing Date and such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Buyer to Sellers;

          (c) Sellers, if the conditions set forth in Article VIII have not been satisfied or waived by Sellers on or before the Closing Date;

          (d) notwithstanding anything herein to the contrary, Sellers or Buyer if the proposed aggregate pre-Closing downward adjustments to the Purchase Price for breaches of representations and warranties made by Sellers in this Agreement exceed the Materiality Threshold; or

          (e) Buyer or Sellers pursuant to Section 2.5(a); or

          (f) Sellers or Buyer if the Closing shall not have occurred on or before December 23, 2004;

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (f) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.

     11.2 Liability Upon Termination. If this Agreement is terminated pursuant to any provision of Section 11.1 hereof, then, except as provided in Section 1.2, and except for the provisions of Section 6.1, Section 9.5, this Section 11.2 and Section 13.9, this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a party of any of its covenants or agreements hereunder; provided, however, that, if Sellers are entitled to receive the Earnest Money and interest earned thereon as liquidated damages pursuant to Section 1.2(d) hereof, then such payment to Sellers shall constitute full and complete satisfaction of any and all damages Sellers may have against Buyer.

ARTICLE XII
DEFINITIONS OF CERTAIN TERMS

     In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Schedule:

     “Accounting Arbitrator” shall have the meaning given such term in Section 1.5.

     “Affiliate” shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, the Purchased Companies shall be considered Affiliates of Sellers, and from and after Closing, the Purchased Companies shall be considered Affiliates of Buyer and not Sellers.

     “Agreement” shall have the meaning given such term in the introduction to the Agreement.

     “Asset Company” shall have the meaning given such term in the recitals of this Agreement.

     “Basic Documents” shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating to the Pine Mountain Assets.

     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by Law to close.

     “Buyer” shall have the meaning given such term in the introduction to this Agreement.

     “Buyer Group” shall have the meaning given such term in Section 9.2(a).

     “Buyer’s Representatives” shall have the meaning given such term in Section 2.1(a).

     “CBM” shall mean all coalbed methane, coal seam gas, coalbed gas, methane gas, gob gas, gas degasified ahead of mining, occluded gas and other naturally occurring gases contained in or associated with any coal seam and gas originating or produced from any coal seam, but excluding such gas or gases released in the normal course of coal mining.

     “Cenestia Partnerships” shall mean the limited partnerships organized under the Laws of the State of West Virginia that are listed on Schedule 4.5.

     “Claim Period” shall have the meaning given such term in Section 9.3(d).

     “Closing” shall have the meaning given such term in Section 1.1(b).

     “Closing Date” shall mean December 10, 2004, as such date may be extended pursuant to Section 1.1(b) or Section 7.1.

     “Closing Statement” shall have the meaning given such term in Section 1.3.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Buyer and Albrecht & Associates, Inc.

     “Consultant” shall have the meaning given such term in Section 7.1.

     “Contracts” shall mean all contracts, agreements, personal property leases, relationships and commitments, written or oral, to which the Asset Company or a Cenestia Partnership is a party or by which the Asset Company or a Cenestia Partnership is bound, including but not limited to those listed on Schedule 4.10(a).

     “Defect Notice Date” shall mean December 6, 2004.

     “Defensible Title” shall mean as to the Pine Mountain Assets, such title held by the Asset Company that, subject to and except for the Permitted Encumbrances: (i) entitles the Asset Company to receive not less than the “Net Revenue Interest” set forth in Exhibit B for any Well of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Well, (ii) obligates the Asset Company to bear costs and expenses relating to the maintenance, development and operation of a Well in an amount not greater than the “Working Interest” set forth in Exhibit B with respect to such Well (unless there is a proportionate increase in the Asset Company’s “Net Revenue Interest” for such Well) and (iii) is free and clear of Encumbrances and material defects.

     “Demand for Arbitration” shall have the meaning given such term in Section 13.9.

     “Dispute Notice” shall have the meaning given such term in Section 1.4.

     “Earnest Money” shall have the meaning given such term in Section 1.2(b).

     “Effective Time” shall have the meaning given such term in Section 1.3(a)(i).

     “Employee Plans” shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of the Asset Company, or their beneficiaries, and each other “employee benefit plan” as defined in Section 3(3) of ERISA, whether formal or informal, written or oral and whether contributed to, or required to be contributed to, by the Asset Company.

     “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     “Environmental Claims” shall mean Losses attributable to natural resource damages, environmental remediation and restoration costs, or fines and penalties under Environmental Laws, including responsibilities under CERCLA for response costs incurred as a result of hazardous substances generated from the Pine Mountain Assets.

     “Environmental Defect” shall mean a condition with respect to the Pine Mountain Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds Twenty Five Thousand Dollars ($25,000).

     “Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation,

handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

     “Equitable” shall mean Equitable Production Company.

     “Equitable Agreement” shall mean any of the following agreements, as amended, among the Asset Company (or its predecessor in interest) and Equitable or one of Equitable’s Affiliates: (a) Pipeline Agreement (Moss 3 Pipeline Project) dated May 4, 2001, (b) Coalbed Methane Gas Operating Agreement dated August 1, 1994 and (c) Additional Acreage Agreement dated January 1, 1986.

     “Equitable Dispute” shall have the meaning given such term in Schedule 6.9.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” shall have the meaning given such term in Section 1.2(b).

     “Escrow Agreement” shall mean the Escrow Agreement entered into among Fund IX, Buyer and Escrow Agent of even date herewith.

     “Final Price” shall have the meaning given such term in Section 1.4.

     “Final Settlement Date” shall have the meaning given such term in Section 1.4.

     “Final Settlement Statement” shall have the meaning given such term in Section 1.4.

     “Fund IX” shall have the meaning given such term in the introduction to this Agreement.

     “GAAP” means United States generally accepted accounting principles.

     “Gas” shall mean all gas, whether hydrocarbon or non-hydrocarbon or any combination or mixture thereof, including hydrocarbons, hydrogen sulfide, helium, carbon dioxide, nitrogen, hydrogen and casinghead gas.

     “Governmental Entity” shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Hedges” shall mean hedging instruments or derivative instruments of any Purchased Company or its Subsidiaries that relate to or are intended to reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities to which any Purchased Company or its Subsidiaries is bound.

     “Hydrocarbons” means, Oil, Gas, CBM and other liquid, liquefiable or gaseous hydrocarbons, and all components of any of them or produced in connection therewith.

     “Incentive Payment Agreements” shall mean collectively all of the Incentive Payment Agreements between the Asset Company and each of Richard M. Brillhart, Jeremy H. Grantham, Charles Ian Landon, Tom Young and RDS Energy Analysts, Inc.

     “Indemnification Agreement” shall mean the Indemnification and Guaranty Agreement dated as of August 13, 2003 among PCC, The Brink’s Company, PMAI and PMOG.

     “Indemnitee” shall have the meaning given such term in Section 9.4(a).

     “Indemnitor” shall have the meaning given such term in Section 9.4(a).

     “Indemnity Claim” shall have the meaning given such term in Section 9.4(a).

     “Indemnity Claim Notice” shall have the meaning given such term in Section 9.4(a).

     “Intellectual Property” shall mean any trademarks, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, technical data, or computer programs and processes and all goodwill associated therewith and the rights thereunder, owned or licensed by any Person.

     “Interim Balance Sheet” shall have the meaning given such term in Section 4.27.

     “Knowledge” shall mean, with respect to Sellers, the actual knowledge (without investigation) of one or more of the following individuals: Donald E. Vandenberg, Richard M. Brillhart, Jeremy H. Grantham, Charles Ian Landon, Hardy Murchison and Thomas H. Young, Jr.

     “Law” shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

     “Leases” shall have the meaning given such term in the definition of Pine Mountain Assets in Article XII.

     “Losses” shall have meaning given to such term as set forth in Section 9.1.

     “Lowest Cost Response” shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

     “Material Adverse Effect” shall mean, with respect to a specified Person, a material adverse effect on the business, operations, assets, financial condition, results of operation or properties of such Person, taken as a whole; provided, however, that any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general (in each case) shall not be deemed a Material Adverse Effect.

     “Material Contracts” shall have the meaning given such term in Section 4.10.

     “Materiality Threshold” shall mean an amount equal to ten percent (10%) of the Purchase Price.

     “Net Revenue Interest” shall mean: (a) as to a particular Well, the Asset Company’s and/or any Cenestia Partnership’s share of (i) the revenue stream from Hydrocarbons produced and saved from such Well after payment of all royalty, overriding royalty and other burdens on production or (ii) if applicable, the Hydrocarbons produced and saved from such Well after payment (or deduction of proceeds from production) of all royalty, overriding royalty and other burdens on production; and (b) with respect to each Royalty Interest or ORRI Interest, the Asset Company’s share of (i) the revenue stream from Hydrocarbons produced and saved and attributable to such Royalty Interest or ORRI Interest or (ii) if applicable, the Hydrocarbons produced and saved that are attributable to such Royalty Interest or ORRI Interest.

     “Net Working Capital” shall mean, with respect to the Purchased Companies and their Subsidiaries, accounts receivable minus accounts payable and other current liabilities plus cash, cash equivalents, prepaid expenses and deposits (including Tax deposits), each as recorded on such Person’s books and records as of the Effective Time in accordance with GAAP, excluding, however, (a) any receivables or liabilities arising under or attributable to any Hedges of such Person as of the Effective Time; and (b) any deferred income tax assets or deferred income tax liabilities.

     “NORM” shall have the meaning given such term in Section 2.2.

     “Oil” shall mean all oil, natural crude oil or petroleum and other hydrocarbons, regardless of gravity, produced at the well in liquid form by ordinary production methods.

     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     “ORRI Interest” shall mean an overriding royalty interest held by the Asset Company for its own account.

     “Outstanding Indebtedness” shall mean the aggregate outstanding indebtedness for borrowed money, including principal, interest and other payments, owed by the Asset Company as of the Effective Time under that certain Credit Agreement, dated as of August 13, 2003, by and among the Asset Company, Natexis Banques Populaires and the other lenders party thereto, excluding, however, any portion of such indebtedness that is included in the computation of Net Working Capital.

     “Ownership Period” shall mean the period of time from August 13, 2003 up to the Closing Date.

     “Ownership Period Pre-Closing Title Defects” shall mean any Pre-Closing Title Defect set forth in a notice delivered by Buyer pursuant to Section 2.5(a), which Pre-Closing Title Defect arose or accrued during the Ownership Period.

     “Payout Revenues” shall have the meaning given such term in Section 6.17(c).

     “PCC” shall mean Pittston Coal Company, a Delaware corporation.

     “Permits” shall mean all permits, licenses, franchises, orders, certificates, registrations, approvals and other authorizations.

     “Permitted Encumbrances” shall mean any or all of the following: (a) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry; (b) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or Laws to secure payment of amounts not yet delinquent; (c) encumbrances securing payments to mechanics and materialmen or securing payment of taxes or assessments that are, in either case, not yet delinquent; (d) lessor’s royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to reduce the “Net Revenue Interest” of the Asset Company or a Cenestia Partnership in and to any Well to less than the amount set forth in Exhibit B for such Well or increase the “Working Interest” of the Asset Company or a Cenestia Partnership in and to any Well to greater than the amount set forth in Exhibit B for such Well (without a corresponding increase in the “Net Revenue Interest” for such Well); (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Pine Mountain Assets, provided that they do not interfere materially with the ownership, operation, value, or use of the property affected; (f) rights reserved to or vested in any Governmental Entity, to control or regulate any of the Pine Mountain Assets in any manner, and all applicable Laws, of any Governmental Entity; (g) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements, and other Contracts and use restrictions, including the Material Contracts, (in each case) to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) do not operate to reduce the “Net Revenue Interest” of the Asset Company in and to any Well to less than the amount set forth in Exhibit B for such Well or increase the “Working Interest” of the Asset Company in and to any Well to greater than the amount set forth in Exhibit B for such Well (without a corresponding increase in the “Net Revenue Interest” for such Well); (h) preferential purchase rights and transfer restrictions; and (i) those encumbrances set forth in Exhibit C.

     “Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

     “Pine Mountain Assets” shall mean all assets owned by the Asset Company or any of its Subsidiaries, including, but not limited to, all of the such Person’s right, title and interest in, to and under its lands, leases and wells, including all of the Asset Company’s working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases being a part thereof, including, but not limited to, all of the Asset Company’s and its Subsidiaries’ right, title and interest in, to, under and derived from:

          (a) its oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby (the “Leases”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof, all production from the pool or unit allocated to any such Leases, and all interests in any wells within the pool or unit associated with the Leases;

          (b) the equipment and other personal and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, currently located on the Leases or lands pooled therewith or located thereon as of the Effective Time;

          (c) rights and obligations resulting or derived from all Basic Documents;

          (d) all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

          (e) all Records;

          (f) all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases after the Effective Time;

          (g) all warehouse stock and other material and equipment held for or related to operations on the Pine Mountain Assets or acreage pooled thereunder;

          (h) salt water disposal systems associated with the Pine Mountain Assets and the operations thereon or on acreage pooled therewith; and

          (i) all seismic, geological and geophysical data relating to the Pine Mountain Assets, if any.

     “PMAI” shall have the meaning given such term in the recitals to this Agreement.

     “PMOG” shall have the meaning given such term in the recitals to this Agreement.

     “Post-Closing Escrow Agreement” shall mean the Escrow Agreement in the form of Exhibit A hereto, to be entered into by Fund IX, Buyer and Escrow Agent at the Closing.

     “Post-Effective Time Tax Period” shall mean (i) any taxable year or taxable period that begins after September 30, 2004 and (ii) the portion of any Straddle Period beginning after September 30, 2004.

     “Pre-Effective Time Tax Period” shall mean (i) any taxable year or taxable period that ends on or before September 30, 2004 and (ii) the portion of any Straddle Period ending on September 30, 2004.

     “Pre-Closing Title Defect” shall have the meaning given such term in Section 2.5.

     “Prior Purchase Agreement” shall mean the Stock Purchase Agreement dated as of July 18, 2003 between PMAI and PCC, as amended by letter agreement dated as of August 13, 2003.

     “PUHCA” shall have the meaning given such term in Section 4.26.

     “Purchased Companies” shall mean, collectively, PMOG, PMAI and the Asset Company.

     “Purchase Price” shall have the meaning given such term in Section 1.2(a).

     “Records” shall include, with respect to the Asset Company, all lease files, land files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Pine Mountain Assets, abstracts, title opinions, well logs, cores, production data, and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of the Asset Company insofar as the same are related to any of the Pine Mountain Assets, to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties.

     “Related Person” shall mean, with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual, the term “Related Person” shall mean: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii). For purposes of this definition, (A) the “Family” of an individual includes: (1) the individual, (2) the individual’s spouse and former spouses, (3) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (4) any other natural person who resides with such individual, and (B) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     “Royalty Interests” shall mean the royalty interests held by the Asset Company for its own account as lessor (individually or jointly with another Person or Persons).

     “Seller Group” shall have the meaning given such term in Section 9.1.

     “Sellers” shall have the meaning given such term in the introduction to this Agreement.

     “Shares” shall have the meaning given such term in the recitals to this Agreement.

     “Stockholder Agreement” shall mean that certain PMOG Holdings, Inc. Stockholder Agreement dated May 12, 2004 among Sellers and PMOG.

     “Straddle Period” shall have the meaning given such term in Section 6.14(a).

     “Subsidiaries” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.

     “Target Bonus” shall have the meaning given such term in the Incentive Payment Agreements.

     “Taxes” shall mean (i) any federal, state, local or foreign income, profits, franchise, withholding, employment, unemployment, gross receipts, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, custom, duty, capital stock, payroll, license, employee, social security, disability, occupation and similar taxes or assessments of any kind whatsoever, including any ad valorem, property, production, excise, severance, value-added, stamp, occupation, premium, windfall profit and similar taxes and assessments based upon or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, together with any interest, fines, additions and penalties with respect to any of the foregoing and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

     “Tax Return” shall mean any federal, state, local or foreign return, declaration, report, claim for refund, election, disclosure or information return or statement relating to Taxes, including any schedule or attachment thereto.

     “Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

     “Third Party Claim” shall have the meaning given such term in Section 9.4(a).

     “Third Party Consents” shall mean any consents, permissions, novations, and approvals by Third Parties, including consents and approvals of lessors, lending institutions, creditors, and appropriate regulatory agencies.

     “Threshold Amount” shall mean $2,000,000; provided that in the event that no Purchase Price adjustments were made for Pre-Closing Title Defects pursuant to Section 2.5(a) because the Title Threshold was not met, then “Threshold Amount” shall mean $2,000,000 minus the mutually agreed upon (whether by Sellers and Buyer or by a Title Expert) cost of curing all Ownership Period Pre-Closing Title Defects set forth in a notice delivered by Buyer pursuant to Section 2.5(a) to the extent that such Ownership Period Pre-Closing Title Defects were not cured by Sellers prior to Closing.

     “Title Defect” shall mean, excluding the matters set forth in Schedule 4.22, any encumbrance, encroachment, irregularity, or defect in the Asset Company’s title to the Pine Mountain Assets that alone or in combination with other defects in title renders the Asset Company’s title to the Pine Mountain Assets or part thereof to be less than Defensible Title; provided that a Title Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated cost to remedy such Title Defect exceeds Twenty Five Thousand Dollars ($25,000).

     “Title Expert” shall have the meaning given such term in Section 2.5(b).

     “Title Threshold” shall have the meaning given such term in Section 2.5(a).

     “Vandenberg Agreements” shall mean (a) the Consulting Agreement dated May 21, 2004 and effective August 13, 2003 between PMOG, the Asset Company and Vandenberg and (b) the Restricted Stock Agreement dated May 21, 2004 and effective August 13, 2003 between PMOG and Vandenberg.

     “Warranties Escrow” shall mean an amount equal to twelve and one-half percent (12.5%) of the Purchase Price, which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement.

     “Wells” shall mean the wells included in the Pine Mountain Assets, including those set forth in Exhibit B.

     “Widen Pipeline” shall mean the low pressure gas pipeline system located at Widen, associated facilities and owned meter as conveyed to the Asset Company in the Release of Lease, Assignment and Bill of Sale dated February 27, 2003, effective January 1, 2003, from Equitable Production Company and Equitable Field Services, LLC.

     “Widen Transportation Revenues” shall have the meaning given such term in Section 6.17(a).

     “Working Interest” shall mean, as to a particular Well, the percentage of costs and expenses related to the maintenance, exploration, drilling, completion, development, operation and plugging and abandonment of such Well.

     “Wyoming Pre-Effective Time Royalties” shall have the meaning given such term in Section 6.17(b).

ARTICLE XIII
MISCELLANEOUS

     13.1 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to any Sellers, to:

First Reserve Fund IX, L.P.
One Lafayette Place
Greenwich, Connecticut 06830
Attention: Thomas R. Denison
Facsimile: (203) 661-6729
Confirm: (203) 661-6601

and to:

First Reserve Corporation
600 Travis, Suite 6000
Houston, Texas 77002
Attention: Hardy Murchison
Facsimile: (713) 224-0771
Confirm: (713) 227-7890

With a copy to:

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
Attention: Robin S. Fredrickson
Facsimile: (713) 615-5850
Confirm: (713) 758-2450

If to Buyer, to:

Range Resources Corporation
125 State Route 43
Hartville, Ohio 44632
Attention: Jeffery A. Bynum
Confirm: (330) 877-6747
Facsimile: (330) 877-2689

And to
Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
Attention: Chad L. Stephens
Confirm: (817) 810-1929
Facsimile: (817) 810-1990

With a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attention: Shawn M. Flahive, Esq.
Facsimile: (614) 719-4715
Confirm: (614) 464-5445

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

     13.2 Authorization by Sellers. Each Seller (other than Fund IX) by its/his execution hereof, hereby irrevocably authorizes Fund IX, on behalf of Sellers, to provide all notices on behalf of Sellers, to make all decisions that are to be made by Sellers under this Agreement, to exercise or waive any rights of Sellers under this Agreement and to take all other actions to be taken by Sellers under this Agreement. Any action or inaction of Fund IX under or pursuant to this Agreement shall be binding upon all the Sellers as if performed by all the Sellers, and, thus, whenever the “Sellers” are authorized, empowered or directed to exercise any right, take any action or inaction or make any decision or determination under or pursuant to this Agreement, such may be taken and accomplished only by Fund IX (and not by any of the other Sellers) and shall not require the consent or approval of any of the other Sellers. Buyer shall have the right to deal exclusively with Fund IX, as a Seller and as the representative of all the other Sellers, with respect to all matters arising under or relating to this Agreement. Buyer may rely upon any action taken by Fund IX on behalf of the Sellers under this Agreement. Without limiting the generality of the foregoing, Fund IX may (a) negotiate and execute, on behalf of Sellers, the Escrow Agreement, the Post-Closing Escrow Agreement and any amendments to this Agreement, the Escrow Agreement and the Post-Closing Escrow Agreement, (b) pay escrow fees on behalf of Sellers, (c) execute and deliver, on behalf of Sellers, written instructions to Escrow Agent, (d) receive or give all written notices, instructions and other communications hereunder and (e) grant waivers and consents to Buyer in connection with this Agreement and the transactions contemplated by this Agreement. Fund IX shall have no liability to the other Sellers for decisions made by it or actions taken by it on behalf of the Sellers as permitted pursuant to this Section 13.2. Notwithstanding the foregoing, nothing in this Section 13.2 shall relieve any Seller from any obligation it may have under this Agreement, and each Seller shall be required to take each affirmative action as to which such Seller has an obligation hereunder (including, without limitation, the obligation to execute and deliver to Buyer the documents to be delivered to Buyer at Closing in accordance with Section 7.2 and the other provisions of this Agreement).

     13.3 Assignment and Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that Buyer may assign all of its rights and obligations under this Agreement to any Affiliate of Buyer without the consent of Sellers, but only on the condition that (a) Range Resources Corporation executes and delivers a Guaranty Agreement in the form attached hereto as Exhibit G to Sellers at the time of such assignment and (b) such assignment shall not release or discharge Range Resources Corporation from any of the obligations or liabilities of Buyer hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.4 Entire Agreement; Amendment. This Agreement, the Exhibits hereto, and the Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyer and Sellers.

     13.5 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Texas, without regard to choice of law rules.

     13.6 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     13.7 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     13.8 No Third Party Beneficiaries. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except for the Seller Group and the Buyer Group for the purposes of Article IX hereof.

     13.9 Arbitration. Except as provided in Section 1.5, Section 2.5(b) and Section 7.1, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section 13.9, will be solely and finally settled by binding arbitration, without right of appeal. Arbitration will be conducted before a single arbitrator in Houston, Texas by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment upon any award rendered by the arbitrator may be entered by the state or federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this Section 13.9 shall be made within one hundred eighty (180) days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a federal court of competent jurisdiction in Texas. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

     13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.11 Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

     13.12 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

     13.13 Several Liability. Notwithstanding anything in this Agreement to the contrary, each Seller’s obligations hereunder are (a) limited to those liabilities specifically related to such Seller’s representations, warranties, covenants and agreements and to the representations, warranties, covenants and agreements attributable to the Shares sold by such Seller and (b) several, not joint and several. No Seller hereunder shall be deemed to have made any representations or warranties or provided any indemnities with respect to any Shares not owned by it.

     13.14 Schedules. The Schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FIRST RESERVE FUND IX, L.P., a Delaware limited partnership

By:

Name:

Title:

ROBERTSON INVESTMENT TRUST LLC, a Delaware limited liability company

By:

Name:

Title:

DONALD E. VANDENBERG

RICHARD M. BRILLHART

JEREMY H. GRANTHAM

CHARLES IAN LANDON

BUYER:

RANGE RESOURCES CORPORATION, a Delaware corporation

By:

Name:

Title:

Signature Page

EXHIBIT A

ESCROW AGREEMENT
(WARRANTIES ESCROW)

     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to “the Escrow Agent” (hereinafter defined) pursuant hereto, this “Escrow Agreement”) is made and entered into as of December___, 2004 by and among First Reserve Fund IX, L.P., a Delaware limited partnership (“First Reserve”), Range Resources Corporation, a Delaware corporation (“Buyer”, and together with First Reserve, sometimes referred to herein collectively as the “Other Parties”), and JPMorgan Chase Bank, N.A., a national association with an office in Houston, Harris County, Texas (the “Bank”).

W I T N E S S E T H:

     WHEREAS, First Reserve, Robertson Investment Trust LLC, Donald E. Vandenberg, Richard M. Brillhart, Jeremy H. Gratham, Charles Ian Landon (collectively, “Sellers”) and Buyer have entered into that certain Stock Purchase Agreement dated as of November ___, 2004 (the “Purchase Agreement”), pursuant to which, among other things, Buyer acquired certain equity interests from Sellers and a portion of the amount payable at the closing thereunder was to be withheld and deposited in escrow pending certain post-closing settlement procedures (the parties acknowledge that Escrow Agent is not a party to, has not received and will not be responsible for the Purchase Agreement); and

     WHEREAS, First Reserve is (and will be) acting on behalf of all Sellers as it is authorized to do under the Purchase Agreement; and

     WHEREAS, First Reserve and Buyer have requested the Bank to act in the capacity of escrow agent under this Escrow Agreement, and the Bank, subject to the terms and conditions hereof, has agreed so to do.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Appointment of Escrow Agent. Each of First Reserve and Buyer hereby appoints the Bank as the escrow agent under this Escrow Agreement (the Bank, in such capacity, the “Escrow Agent”), and the Escrow Agent hereby accepts such appointment.

     2. Deposit. Upon execution of this Escrow Agreement, Buyer will deliver to the Escrow Agent the sum of [12.5% of the Purchase Price] (as said amount may increase or decrease from time to time as a result of the investment and reinvestment thereof, the “Deposit”) to be held by the Escrow Agent in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, the Escrow Agent agrees that it shall receive, hold in escrow, invest and reinvest and release or distribute the Deposit from time to time provided by this Escrow Agreement. It is hereby expressly stipulated and agreed that all interest and other earnings on the Deposit shall become a part of the Deposit for all purposes, and that all losses resulting from the investment or reinvestment thereof from time to time shall from the time of such loss no longer constitute part of the Deposit. Title to the Deposit shall remain in Buyer until such funds are released and consistent with the foregoing Buyer shall be deemed the owner of the Deposit pursuant to Proposed Treas. Reg. Section 1.468B-8(c).

     3. Investment of the Deposit. The Escrow Agent shall invest and reinvest the Deposit in the JPMorgan Money Market Account, or in Permitted Investments (as defined below). The Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder (provided that such compensation shall be disclosed in writing to the Other Parties prior to such investment). The Escrow Agent shall have the right to liquidate any investment held in order to release the Deposit from time to time as provided by this Escrow Agreement. It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to and consistent with this Escrow Agreement. For purposes of this Escrow Agreement, “Permitted Investments” shall mean direct obligations of the U.S. government, obligations guaranteed by the U.S. government and money market funds that invest solely in direct obligations of the U.S. government or in obligations guaranteed by the U.S. government. Unless otherwise instructed in writing by Buyer and First Reserve, the Escrow Agent will invest the Deposit in a JPMorgan Money Market Account.

     The Escrow Agent will provide to First Reserve and Buyer monthly statements setting forth the cash balance currently held by the Escrow Agent pursuant to this Escrow Agreement, and detailing all releases, payments, reimbursements or other disbursements made hereunder. Receipt, investment and reinvestment of the Deposit shall be confirmed by the Escrow Agent as soon as practicable following each such transaction by account statement to the Other Parties, and any discrepancies in any such account statement shall be noted by the Other Parties to the Escrow Agent within 30 calendar days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall presumptively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) five (5) Business Days (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid, to the address for such party set forth in this Escrow Agreement or otherwise provided by such party to Escrow Agent in writing and (b) the term “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

     4. Disbursement of Deposit. The Escrow Agent is hereby authorized to make disbursements of the Deposit only as follows:

          (a) in accordance with joint written instructions signed by both First Reserve and Buyer and in the form attached hereto as Exhibit A (the “Joint Notice”);

          (b) if there is any question as to any party’s entitlement to the Deposit, the Escrow Agent shall continue to hold the Deposit in accordance with the terms of this Escrow Agreement until (i) receipt of a Joint Notice or (ii) the question of any party’s entitlement to the Deposit shall have been determined by arbitration pursuant to the Purchase Agreement (a “Final Determination”);

          (c) promptly upon receipt by the Escrow Agent of a Final Determination but in no event later than two Business Days thereafter, to First Reserve or Buyer as specified in such Final Determination; or

          (d) into the registry of a court of competent jurisdiction in accordance with Sections 9 or 16 hereof, as applicable.

          Buyer and First Reserve agree that, within fifteen days after the end of each calendar quarter, forty percent (40%) of any income earned on the Deposit (whether interest or otherwise) during the immediately preceding calendar quarter shall be distributed to Buyer so that Buyer may meet the tax obligations imposed on Buyer by this Agreement. In addition, in connection with the final distribution of the Deposit, Buyer and First Reserve agree that forty percent (40%) of any income earned on the Deposit (whether interest or otherwise) from the end of the immediately preceding calendar quarter through the date of the final distribution shall be distributed to Buyer so that Buyer may meet the tax obligations imposed on Buyer by this Agreement.

     5. Amounts Distributed or Earned. All amounts earned with respect to the Deposit (whether interest or otherwise) shall become a part of the Deposit and shall be held under the same terms as the Deposit initially delivered to the Escrow Agent hereunder. Amounts earned with respect to the Deposit shall be paid at the time of any disbursement hereunder to the party receiving such disbursement in accordance with the applicable provision of Section 4.

     6. Tax Matters. Buyer shall be treated as the owner of the Deposit pursuant to Proposed Treas. Reg. Section 1.468B-8(c) and Buyer shall take into account all items of income, gain, loss and deduction with respect to the Deposit for federal, state and local income tax purposes until the Deposit is released from escrow and paid to the receiving party (the “Receiving Party”). Upon release of all or a portion of the Deposit from escrow, the Receiving Party of such Deposit or portion thereof shall be individually liable for payment (and shall indemnify the other parties for losses incurred by the Receiving Party’s nonpayment) of all taxes payable with respect to such Deposit or portion thereof received and all related tax reporting duties. Buyer and First Reserve shall provide the Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 and First Reserve shall use all commercially reasonable efforts to provide the Escrow Agent with an appropriate Form W-8 or Form W-9 for each of the other Sellers, upon or as soon as reasonably practicable after the execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and the Escrow

Agent’s being required to withhold tax on any interest or other income earned on the Deposit. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable. Pursuant to Proposed Treas. Reg. Section 1.468B-8(g), for each calendar year (or portion thereof) from the date of this Escrow Agreement until the release of the Deposit, the Escrow Agent shall report the income on the Deposit on any required IRS information return or reporting form showing the Escrow Agent as payor and Buyer as payee.

     7. Scope of Undertaking. The Escrow Agent’s duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Deposit and shall not be required to deliver the Deposit or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Other Parties or either of them. The Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 8 hereof, its own fraud, willful misconduct, gross negligence or material breach of this Escrow Agreement. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

     8. Reliance; Liability. The Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and reasonably believed by it in good faith to have been signed or presented by the proper party or parties. The Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Deposit pursuant to this Escrow Agreement; provided, however, that in no event shall the Escrow Agent be liable for special, indirect or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damage and regardless of the form of action, and provided, further, that the Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Other Party, (c) the act, failure or neglect of any agent or correspondent or any other person selected by the Escrow Agent (unless such selection involved fraud, gross negligence or willful misconduct); (d) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or

(e) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The Escrow Agent is not responsible or liable in any manner whatsoever for the transaction or transactions requiring or underlying the execution of this Escrow Agreement or for the identity or authority of any person (other than the Escrow Agent) executing this Escrow Agreement or any part hereof or depositing the Deposit.

     9. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Deposit, or should a substitute escrow agent fail to be designated as provided in Section 16 hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deposit until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in a court of competent jurisdiction to determine the rights of the parties hereto and pay into such court all applicable funds held by the Escrow Agent for holding and disbursement. Should a petition for interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Deposit, the Other Parties hereby jointly and severally agree to reimburse the Escrow Agent for its reasonable attorneys’ fees and any and all other reasonable and documented expenses, losses, costs and damages incurred by the Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder (other than any such threatened or actual litigation that results from a material breach by the Escrow Agent of this Escrow Agreement or the gross negligence, willful misconduct or fraud of the Escrow Agent).

     10. Indemnification. The Other Parties hereby jointly and severally agree to indemnify the Escrow Agent, its officers, directors, partners, employees and agents (each hereinafter referred to as an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all reasonable and documented out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation, tax liability suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the fraud, willful misconduct or gross negligence of, or material breach of this Escrow Agreement by, such Indemnified Party. IT IS THE EXPRESS INTENT OF EACH OF FIRST RESERVE AND BUYER TO INDEMNIFY EACH OF THE INDEMNIFIED PARTIES FOR, AND HOLD THEM HARMLESS FROM AND AGAINST, FIRST RESERVE’S OR BUYER’S NEGLIGENT ACTS OR OMISSIONS. If any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought from the Other Parties pursuant to this section, or an Indemnified Party receives notice from any potential claimant, such Indemnified Party shall, as promptly as practicable after receiving notice thereof, give written notice to the Other Parties of the commencement of such action or proceeding or of the existence of any such claim (any such action, proceeding or notice hereinafter referred to as a “Claim”) and furnish the Other Parties with copies of any summons or other legal process received by such Indemnified Party and other documents and information in the possession of such Indemnified Party as to the nature and basis of the claim; provided, that no failure to give or delay in giving such notice or such documents and information shall relieve the Other Parties from any of their indemnification obligations hereunder except to the extent such obligations could have been reduced or avoided in the absence of such failure or delay. In case any such Claim shall be brought against any Indemnified Party, the Other Parties will be entitled to participate in the defense of such Claim, and, after written notice from the Other Parties to such Indemnified Party, to jointly assume the defense of such Claim with a single counsel mutually agreed upon and appointed by the Other Parties and which counsel is reasonably acceptable to such Indemnified Party at the Other Parties’ joint expense or, alternatively, if only one, but not both, of the Other Parties elects to assume the defense of such Claim, then such party will, after written notice to the non-electing Other Party and such Indemnified Party, be entitled to defend such Claim separately with the cost of such defense to be shared equally by the Other Parties (in each case the Other Parties shall not thereafter be responsible for the fees and disbursements of any separate counsel retained by such Indemnified Party in connection with such action or proceeding, except as provided below in this paragraph). For the avoidance of doubt, if the Other Parties shall jointly assume the defense of any Claim against any Indemnified Party, such defense shall be jointly controlled by the Other Parties and all decisions relating thereto shall be mutually agreed upon by the Other Parties. If only one of the Other Parties shall elect to assume the defense of any Claim separately, such party shall obtain the prior written consent of (i) the non-electing Other Party before entering into any settlement of such Claim if the settlement imposes any cost, expense or obligation on the non-electing Other Party or does not expressly and unconditionally release the non-electing Other Party from all liabilities and obligations with respect to such Claim and (ii) the Indemnified Party if the settlement imposes any cost, expense or obligation on the Indemnified Party or does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim. Notwithstanding any election by the Other Parties to assume the defense of any such Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Claim at the Indemnified Party’s expense; provided, however, that such Indemnified Party shall not have the right to settle any such Claim without the prior written consent of the Other Parties. The Other Parties agree to pay the reasonable and documented fees and disbursements of such separate counsel only if (i) the use of counsel jointly chosen by the Other Parties to represent such Indemnified Party would present an actual conflict of interest which it would be unreasonable to waive or (ii) the Other Parties shall authorize such Indemnified Party to employ separate counsel at the Other Parties’ joint expense. If the Other Parties do not elect, jointly or separately, to assume the defense of a Claim against any Indemnified Party, such Indemnified Party shall obtain the prior written consent of the Other Parties before entering into any settlement of such Claim. Notwithstanding anything to the contrary contained in Section 9 or in this Section 10, the Other Parties agree, as between themselves, to share in the aggregate amount of any reimbursable costs pursuant to Section 9 or indemnifiable costs pursuant to this Section 10 for which any Indemnified Party may be liable in such proportion as is appropriate to reflect their respective relative fault in connection with the acts or omissions which resulted in such costs. The relative fault of First Reserve and Buyer shall be determined by reference to whether the acts or omissions at issue were those of First Reserve or Buyer respectively. If any amount paid by First Reserve or Buyer pursuant to this Section 10 is in excess of the amount allocable to it in accordance with the provisions of this section, it shall be entitled to reimbursement of such excess amount (plus all reasonable attorneys’ fees and documented expenses incurred in connection with enforcing this provision) from the other.

     11. Compensation and Reimbursement of Expenses. Upon execution of this Escrow Agreement, the Buyer and First Reserve shall each pay one-half of the Escrow Agent’s fee for services hereunder in accordance with the Escrow Agent’s fee schedule as attached as Schedule I hereto. In addition, each of Buyer and First Reserve agree to pay one-half of all reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys’ fees, brokerage costs and related expenses incurred by the Escrow Agent, in each case to the extent reasonably necessary in connection with such performance (collectively, “Other Expenses”). Buyer and First Reserve shall be jointly and severally liable to the Escrow Agent for the payment of all Other Expenses. Notwithstanding the foregoing, Buyer and First Reserve shall not be responsible for any Other Expenses to the extent such expenses arise out of, relate to or result from the Escrow Agent’s material breach of this Escrow Agreement or the gross negligence, willful misconduct or fraud of the Escrow Agent. In the even the Other Parties for any reason fail to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set-off and paid from the Deposit by Escrow Agent without any further notice.

     12. Funds Transfer. All disbursements of the Deposit shall be made by wire transfer of immediately available U.S. Federal Funds to an account or accounts designated by the payee therefor. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule II hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule II, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, (“Executive Officers”), which shall include (a) in the case of Buyer, the titles of Chief Executive Officer and Senior Vice President Corporate Development and (b) in the case of First Reserve, the titles of Vice President, Manager or Director, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

     It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the Other Parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

     13. Notices. Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

     If to the Escrow Agent:

JPMorgan Chase Bank
600 Travis, Suite 1150
Houston, Texas 77002
Attn: Ruth Chipongian
Fax No.: (713) 216-6927

     If to First Reserve:

First Reserve Fund IX, L.P.
One Lafayette Place
Greenwich, Connecticut 06830
Attn: Thomas R. Dennison
Fax No.: (203) 661-6729

     With a copy to:

First Reserve Corporation
600 Travis, Suite 6000
Houston, Texas 77002
Attn: Hardy Murchison
Fax: (713) 224-0771

     If to Buyer:

Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
Attention: Chad L. Stephens
Fax No.: (817) 810-1990

     With a copy to:

Great Lakes Energy Partners, L.L.C.
125 State Route 43
P.O. Box 550
Hartville, Ohio 44632
Attn: Thomas W. Stoelk
Fax No.: (330) 877-4586

Except to the extent otherwise provided in the second paragraph of Section 3 hereinabove, delivery of any communication given in accordance herewith shall be effective only upon actual receipt (and in the case of telefax transmissions when received during normal business hours) thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

     14. Consultation with Legal Counsel. The Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

     15. Choice of Laws; Cumulative Rights; Jurisdiction. All of the Escrow Agent’s rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. This Escrow Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

     16. Resignation. The Escrow Agent may resign hereunder upon thirty (30) days prior notice to the Other Parties. Upon the effective date of such resignation, the Escrow Agent shall deliver the Deposit to any substitute escrow agent designated by the Other Parties in writing. If the Other Parties fail to designate a substitute escrow agent within thirty (30) days after the giving of such notice, the Escrow Agent may institute a petition for interpleader. The Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate. The Escrow Agent or successor agent shall continue to act as escrow agent hereunder until a successor is appointed and qualified to act as the escrow agent.

     17. Termination by Buyer and First Reserve. By mutual agreement, Buyer and First Reserve shall have the right at any time upon not less than ten (10) days prior written notice to the Escrow Agent to terminate their appointment of the Escrow Agent as the escrow agent, or any successor escrow agent, as escrow agent hereunder. The Escrow Agent or successor agent shall continue to act as escrow agent hereunder until a successor is appointed and qualified to act as the escrow agent.

     18. Assignment. Neither First Reserve nor Buyer shall have the right to assign this Escrow Agreement or any of their respective rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent of such other party shall be void.

     19. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

     20. Termination. This Escrow Agreement shall terminate upon the disbursement, in accordance with Sections 4 or 16 hereof, of the Deposit in full; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to the Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Sections 9 and 10 hereof and the last two sentences of Section 8 hereof shall survive the termination hereof.

     21. Waiver of Offset Rights. Except as set forth in the last sentence of Section 11 hereof, Escrow Agent hereby waives any and all rights to offset that it may have against the Deposit including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages, or other losses that Escrow Agent may be otherwise entitled to collect from any party to this Escrow Agreement.

     22. General. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice-versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Other Parties nor the Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Escrow Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and permitted assigns. This Escrow Agreement is for the sole and exclusive benefit of the Sellers, the Buyer and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits. If performance by any party to this Escrow Agreement is delayed or prevented by any act of God, terrorism, fire, flood or other casualty, strike, national emergency or other cause beyond the reasonable control of a party, then the period of such party’s performance of the applicable obligation shall be automatically extended for the same amount of time that such party is so delayed or hindered. The affected party shall use its best efforts to remove the cause of delay and shall notify the other parties to this Escrow Agreement in writing of any such delay or failure promptly after the commencement of the event relied upon for its delay or failure to comply with its obligations.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.

Tax Certification: Taxpayer ID#: _________

NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and provide Form W8-BEN

Custo mer is a (check one):

___Corporation	___Municipality	X Partnership	___Non-profit or Charitable Org
___Individual	___REMIC	___Trust	___Other ______

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

FIRST RESERVE FUND IX, L.P.,

By:	First Reserve GP IX, L.P., its General Partner

	By:	First Reserve GP IX, Inc.,
its General Partner

By: __________________________________________
Name: ________________________________________
Title: ________________________________________

Tax Certification: Taxpayer ID#: 34-1312571

NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and provide Form W8-BEN

Customer is a (check one):

X Corporation	___ Municipality	___ Partnership	___ Non-profit or Charitable Org
___ Individual	___ REMIC	___ Trust	___ Other _________

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

RANGE RESOURCES CORPORATION

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

“Escrow Agent”

EXHIBIT A

Joint Notice

     The undersigned hereby give notice (this “Joint Notice”) pursuant to Section 4(a) of that certain Escrow Agreement (the “Agreement”), dated as of December [___], 2004, by and among JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), First Reserve Fund IX, L.P. (“First Reserve”) and Range Resources Corporation. (“Buyer”), and direct the Escrow Agent to disburse the amount(s) set forth below and in the manner set forth below. Capitalized terms used but not defined in this Joint Notice shall have the meanings ascribed thereto in the Agreement.

Disbursement to Sellers:

Disbursement Amount:	[________________]

Wiring Instructions:	[________________]

Disbursement to Sellers:

Disbursement Amount:	[________________]

Wiring Instructions:	[________________]

     IN WITNESS WHEREOF, the undersigned have caused this Joint Notice to be executed and delivered on this [___] day of [___], 200___.

By:

Name:

Title:

By:

Name:

Title:

Schedule I

JPMorgan

Schedule of Fees
For
Escrow Agent Services

Note:	We require under the following fee schedule that the deposit proceeds will be continually invested in a JPMorgan Money Market Account.

	New Account Acceptance Fee	$750
	Payable upon Account Opening

	Minimum Administrative Fee	$3,500
	Payable Upon Account Opening and in Advance for each year in which we act as Escrow Agent

ACTIVITY FEES:

Disbursements

Per Check		$35
Per Wire	U.S.	$35
	International	$100

Receipts

Per Check		$35
Per Wire		$35

Investments
Per directed buy/sell)		$50

1099 Reporting		$15

LEGAL EXPENSES:		At Cost

There will be no legal expense for Chase if Chase’s standard form escrow agreement is employed without substantive amendments.

A New Account Acceptance Fee will be charged for the Bank’s review of the Escrow Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account which is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of fifteen (15) annual administrative hours for the Bank’s standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

Extraordinary Services and Out-of Pocket Expenses:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of fifteen (15) hours and all reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s standard rate.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level which is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Assumptions:

•	The escrow deposit shall be continuously invested in a JPMorgan Money Market Account. The Minimum Administrative Fee would include a supplemental charge of 50 basis points on the escrow deposit amount if another investment option is chosen.

•	The account will be invoiced in the month in which the account is opened and annually thereafter.

•	Payment of the invoice is due 30 days following receipt.

All fees quoted are subject to our review and acceptance, and that of our legal counsel, of the documents governing the escrow. As a condition for acceptance of an appointment, it is expected that all legal fees and out-of-pocket expenses incurred by JPMorgan Chase Bank and our counsel in connection with our review of the transaction will be paid by the client regardless of whether or not the transaction closes.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

Schedule II

Telephone Number(s) for Call-backs and Person(s)
Designated to Confirm Funds Transfer Instructions

If to First Reserve:

	Name	Telephone Number

1.	Hardy Murchison	713-224-0771
2.	Thomas R. Denison	203-661-6601

If to Buyer:

	Name	Telephone Number

1.	Thomas W. Stoelk	330-877-6747
2.	Roger Manny	817-810-1924

EXHIBIT D

WAIVER AND RELEASE
(Stockholders, Officers and Directors - PMOG)

     THIS WAIVER AND RELEASE (this “Release”), dated ___, 2004, is by and among PMOG Holdings, Inc., a Delaware corporation (“PMOG”), First Reserve Fund IX, L.P., a Delaware limited partnership (“Fund IX”), Robertson Investment Trust LLC, a Delaware limited liability company (“RIT”), Donald E. Vandenberg (“Vandenberg”), Richard M. Brillhart (“Brillhart”), Jeremy H. Grantham (“Grantham”), Charles Ian Landon (“Landon” and together with Fund IX, RIT, Vandenberg, Brillhart and Grantham, each in its or his capacity as a stockholder of PMOG, the “Stockholders”), and Hardy Murchison (“Murchison”), Thomas R. Denison (“Denison”) and Alex T. Krueger (“Krueger”) (Murchison, Denison and Krueger, each in his capacity as an officer or director of PMOG, the “Officers and Directors”) (PMOG, the Stockholders and the Officers and Directors are individually referred to herein as a “Party” and, collectively, as the “Parties”). Capitalized terms used in this Release without definition have the respective meaning given to them in that certain Stock Purchase Agreement dated ___, 2004 by and among the Stockholders and Range Resources Corporation, a Delaware corporation (“Buyer”), (the “Agreement”).

     The Parties acknowledge that execution and delivery of this Release is required pursuant to Section 7.2 of the Agreement.

     The Parties for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to effect the Closing pursuant to the Agreement, hereby agree as follows:

     PMOG hereby releases and forever discharges each of the Stockholders and the Officers and Directors from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which PMOG now has or has ever had against any of the Stockholders or the Officers and Directors arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, whether or not relating to claims pending on, or asserted after, the Closing Date.

     PMOG hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Stockholders or Officers and Directors that is based upon any matter purported to be released hereby.

     Each of the Stockholders and the Officers and Directors hereby releases and forever discharges PMOG from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Stockholders or Officers and Directors now has or has ever had against PMOG arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, whether or not relating to claims pending on, or asserted after, the Closing Date.

     Each of the Stockholders and the Officers and Directors hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against PMOG that is based upon any matter purported to be released hereby.

     Notwithstanding any provision to the contrary herein, this Release shall not operate to release (a) any Party hereto from any rights or obligations such Party may have under the Agreement, (b) PMOG from any rights any of the Officers and Directors may have under (i) indemnification agreements in the organizational documents of PMOG or otherwise, or (ii) any insurance policies held by PMOG benefiting such Officers and Directors, including, without limitation, director and officer insurance, (c) any Party hereto from any rights or obligations such Party may have under the Consulting Agreement dated May 21, 2004 and effective as of August 13, 2003, among PMOG, the Asset Company and Vandenberg, and (d) any Party hereto from any rights or obligations such Party may have under the Restricted Stock Agreement dated May 21, 2004, between PMOG and Vandenberg (including, without limitation, the obligation that Vandenberg pay to PMOG amounts to satisfy PMOG’s obligation to withhold federal, state, local or foreign income, employment or other taxes).

     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     This Release may not be changed except in a writing signed by the person(s) or entity(ies) against whose interest such change will operate. This Release will be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, each Party has executed and delivered this Release as of the date first set forth above.

PMOG HOLDINGS, INC.

By:

Name:

Title:

2

FIRST RESERVE FUND IX, L.P., a Delaware limited partnership

By:

Name:

Title:

ROBERTSON INVESTMENT TRUST LLC, a Delaware limited liability company

By:

Name:

Title:

DONALD E. VANDENBERG

RICHARD M. BRILLHART

JEREMY H. GRANTHAM

CHARLES IAN LANDON

OFFICERS AND DIRECTORS:

HARDY MURCHISON

THOMAS R. DENISON

ALEX T. KRUEGER

3

EXHIBIT E

WAIVER AND RELEASE
(Officers and Directors - PMAI)

     THIS WAIVER AND RELEASE (this “Release”), dated _______, 2004, is by and among Pine Mountain Acquisition, Inc., a Delaware corporation (the “PMAI”), and Hardy Murchison (“Murchison”), Thomas R. Denison (“Denison”), and Alex T. Krueger (“Krueger”), (Murchison, Denison, and Krueger, each in his capacity as an officer or director of PMAI, the “Officers and Directors”) (PMAI and the Officers and Directors are individually referred to herein as a “Party” and, collectively, as the “Parties”). Capitalized terms used in this Release without definition have the respective meaning given to them in that certain Stock Purchase Agreement dated ___, 2004 by and among First Reserve Fund IX, L.P., a Delaware limited partnership, Robertson Investment Trust LLC, a Delaware limited liability company, Donald E. Vandenberg, Richard M. Brillhart, Jeremy H. Grantham, Charles Ian Landon, and Range Resources Corporation, a Delaware corporation (“Buyer”), (the “Agreement”).

     The Parties acknowledge that execution and delivery of this Release is required pursuant to Section 7.2 of the Agreement.

     The Parties for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to effect the Closing pursuant to the Agreement, hereby agree as follows:

     PMAI hereby releases and forever discharges each of the Officers and Directors from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which PMAI now has or has ever had against any of the Officers or Directors arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, whether or not relating to claims pending on, or asserted after, the Closing Date.

     PMAI hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Officers and Directors that is based upon any matter purported to be released hereby.

     Each of the Officers and Directors hereby releases and forever discharges PMAI from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Officers and Directors now has or has ever had against PMAI arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, whether or not relating to claims pending on, or asserted after, the Closing Date.

     Each of the Officers and Directors hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against PMAI that is based upon any matter purported to be released hereby.

     Notwithstanding any provision to the contrary herein, this Release shall not operate to release (a) any Party hereto from any rights or obligations such Party may have under the Agreement and (b) PMAI from any rights any of the Officers and Directors may have under (i) indemnification agreements in the organizational documents of PMAI or otherwise, or (ii) any insurance policies held by PMAI benefiting such Officers and Directors, including, without limitation, director and officer insurance.

     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     This Release may not be changed except in a writing signed by the person(s) or entity(ies) against whose interest such change will operate. This Release will be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, each Party has executed and delivered this Release as of the date first set forth above.

PINE MOUNTAIN ACQUISITION, INC.

By:

Name:

Title:

OFFICERS AND DIRECTORS:

HARDY MURCHISON

THOMAS R. DENISON

ALEX T. KRUEGER

EXHIBIT F

WAIVER AND RELEASE
(Officers and Directors - Asset Company)

     THIS WAIVER AND RELEASE (this “Release”), dated ________, 2004, is by and among Pine Mountain Oil and Gas Inc., a Virginia corporation (the “Asset Company”), and Richard Brillhart (“Brillhart”), Hardy Murchison (“Murchison”), Donald J. Vandenberg (“Vandenberg”), Alex T. Krueger (“Krueger”), and Warren Hawkins (“Hawkins”) (Brillhart, Murchison, Vandenberg, Krueger and Hawkins, each in his capacity as an officer or director of the Asset Company, the “Officers and Directors”) (the Asset Company and the Officers and Directors are individually referred to herein as a “Party” and, collectively, as the “Parties”). Capitalized terms used in this Release without definition have the respective meaning given to them in that certain Stock Purchase Agreement dated ___, 2004 by and among First Reserve Fund IX, L.P., a Delaware limited partnership, Robertson Investment Trust LLC, a Delaware limited liability company, Donald E. Vandenberg, Richard M. Brillhart, Jeremy H. Grantham, Charles Ian Landon, and Range Resources Corporation, a Delaware corporation (“Buyer”), (the “Agreement”).

     The Parties acknowledge that execution and delivery of this Release is required pursuant to Section 7.2 of the Agreement.

     The Parties for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to effect the Closing pursuant to the Agreement, hereby agree as follows:

     The Asset Company hereby releases and forever discharges each of the Officers and Directors from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Asset Company now has or has ever had against any of the Officers or Directors arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, whether or not relating to claims pending on, or asserted after, the Closing Date.

     The Asset Company hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Officers and Directors that is based upon any matter purported to be released hereby.

     Each of the Officers and Directors hereby releases and forever discharges the Asset Company from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Officers and Directors now has or has ever had against the Asset Company arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, whether or not relating to claims pending on, or asserted after, the Closing Date.

     Each of the Officers and Directors hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Asset Company that is based upon any matter purported to be released hereby.

     Notwithstanding any provision to the contrary herein, this Release shall not operate to release (a) any Party hereto from any rights or obligations such Party may have under the Agreement, (b) the Asset Company from any rights any of the Officers and Directors may have under (i) indemnification agreements in the organizational documents of the Asset Company or otherwise, or (ii) any insurance policies held by the Asset Company benefiting such Officers and Directors, including, without limitation, director and officer insurance, (c) any Party hereto from any rights or obligations such Party may have under the Incentive Payment Agreements, and (d) any Party hereto from any rights or obligations such Party may have under the Consulting Agreement dated May 21, 2004 and effective as of August 13, 2003, among PMOG, the Asset Company and Vandenberg.

     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     This Release may not be changed except in a writing signed by the person(s) or entity(ies) against whose interest such change will operate. This Release will be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, each Party has executed and delivered this Release as of the date first set forth above.

PINE MOUNTAIN OIL AND GAS INC.

By:

Name:

Title:

OFFICERS AND DIRECTORS:

RICHARD BRILLHART

HARDY MURCHISON

DONALD J. VANDENBERG

ALEX T. KRUEGER

WARREN HAWKINS

EXHIBIT G

GUARANTY AGREEMENT

     THIS GUARANTY AGREEMENT (this “Guaranty”) dated as of ___200___, is made by Range Resources Corporation, a Delaware corporation (“Guarantor”), in favor of First Reserve Fund IX, L.P., a Delaware limited partnership (“Fund IX”), Robertson Investment Trust LLC, a Delaware limited liability company (“RIT”), Donald E. Vandenberg (“Vandenberg”), Richard M. Brillhart (“Brillhart”), Jeremy H. Grantham (“Grantham”), Charles Ian Landon (“Landon”) (Fund IX, RIT, Vandenberg, Brillhart, Grantham and Landon are collectively the “Beneficiary”).

RECITALS

     Guarantor and the Beneficiary entered into that certain Stock Purchase Agreement dated as of November ___, 2004 (the “Agreement”).

     Pursuant to Section 13.3 of the Agreement, Guarantor is required to execute and deliver a guaranty in the form hereof to the Beneficiary in the event Guarantor elects to assign its rights and obligations under the Agreement to its Affiliate (as defined in the Agreement).

     Guarantor has decided to assign its rights and obligations under the Agreement to its Affiliate _________(the “Assignee”) and, therefore, is issuing this Guaranty to the Beneficiary.

     NOW, THEREFORE, Guarantor hereby covenants and agrees with, and represents and warrants to, Beneficiary as follows:

     1. Defined Terms. Capitalized terms used herein but not defined shall have the meaning given them in the Agreement.

     2. The Guaranty. Guarantor hereby irrevocably and unconditionally guarantees to Beneficiary the full and timely performance, payment and discharge by Assignee of all obligations and liabilities (collectively, the “Guaranteed Obligations”) of Assignee and its Affiliates now existing or hereafter arising under the Agreement, as the same may be modified from time to time, and hereby agrees that if Assignee or any of its Affiliates shall fail to pay any amount when and as the same shall be due and payable by Assignee or any such Affiliate to Beneficiary or timely to perform and discharge in full any obligation or liability under and in accordance with the terms of the Agreement, Guarantor will forthwith pay to Beneficiary an amount equal to any such amount or perform and discharge or cause to be performed and discharged any such obligation or liability, as the case may be, as such payment or performance and discharge is required pursuant to the terms of the Agreement to be made or done by Assignee or its Affiliates, and will further pay all reasonable expenses, including attorneys’ fees, that may be incurred by Beneficiary in enforcing the covenants and agreements of Guarantor herein. The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and of performance of obligations and not of collectibility and is in no way conditional or contingent upon any attempt to collect from Assignee or its Affiliates or upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for Beneficiary, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against Assignee, its Affiliates or any other Person liable with respect to the Guaranteed Obligations.

     3. Obligations Absolute. Subject to the provisions of Section 5, the obligations of Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Agreement, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Guarantor may have against Assignee or its Affiliates or Beneficiary or otherwise, and to the fullest extent permitted by law, shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation:

          (a) any amendment, modification of or supplement to the Agreement or any assignment or transfer of any rights or obligations thereunder;

          (b) any release or waiver, by operation of law or otherwise, including as a result of a bankruptcy, insolvency, readjustment, composition with creditors, liquidation, dissolution or similar proceeding (each a “Bankruptcy Event”), of the performance or observance by Assignee or its Affiliates of any express or implied agreement, covenant, term, obligation or condition under the Agreement;

          (c) any extension of the time for the payment of all or any portion of any sums payable under the Agreement or the extension of time for the performance of any obligations under the Agreement;

          (d) any failure, omission, delay or lack of diligence on the part of Beneficiary, to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on Beneficiary by the Agreement, or any action on the part of Beneficiary granting indulgence or extension of any kind;

          (e) the taking (or subsequent release thereof) of security for the obligations of Assignee or its Affiliates under the Agreement;

          (f) any Bankruptcy Event with respect to Assignee or its Affiliates or their respective property;

          (g) any change in the corporate structure, existence or ownership of Guarantor, Assignee or its Affiliates or Beneficiary, including without limitation, any merger, amalgamation or consolidation of Guarantor, Assignee or its Affiliates or Beneficiary into or with any other corporation, limited liability company or partnership, or any sale, lease or transfer of any or all of the assets of Guarantor, Assignee or its Affiliates or Beneficiary to any Person;

2

          (h) any failure on the part of Assignee or its Affiliates for any reason to comply with or perform any of the terms of any other agreement with Guarantor;

          (i) any failure to perfect or maintain the perfection of any lien on or security interest in any collateral securing, at any time, performance of the obligations of Assignee or its Affiliates under the Agreement;

          (j) the settlement or compromise of any Guaranteed Obligations;

          (k) any law now or hereafter in effect in any jurisdiction affecting any of the terms of the Agreement or the rights of Beneficiary with respect thereto; or

          (l) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     4. Waiver. Subject to the provisions of Section 5, Guarantor unconditionally waives, to the fullest extent permitted by law: (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by Assignee or its Affiliates in the payment or performance of any Guaranteed Obligations, and of any of the matters referred to in section 3 hereof; (b) all notices that may otherwise be required by statute, rule of law or otherwise to preserve any of the rights of Beneficiary against Guarantor, including, without limitation, presentment to or demand for payment from Assignee or its Affiliates or Guarantor, notice to Assignee or its Affiliates or to Guarantor of default or protest for nonpayment or dishonor, and the filing of claims with a court in the event of the bankruptcy of Assignee or its Affiliates; (c) any right to the enforcement, assertion or exercise by Beneficiary of any right, power or remedy conferred in this Guaranty or the Agreement; (d) any requirement of diligence on the part of Beneficiary; and (e) any other act or omission (including any delay by Beneficiary in the taking of any action) that might in any manner or to any extent vary the risk of Guarantor or that might otherwise operate as a discharge of Guarantor. Guarantor waives any right to require Beneficiary to proceed against any additional or substitute guarantors or to pursue or exhaust any security provided by Assignee or its Affiliates, Guarantor or any other Person or to pursue any other remedy available to Beneficiary.

     5. Scope. Notwithstanding anything to the contrary herein, but subject to Section 3(a) through Section 3(l), in connection with the enforcement of this Guaranty and Guarantor’s obligations hereunder, Guarantor shall be entitled to all defenses (other than a Bankruptcy Event) that Guarantor would have under the Agreement if Guarantor were the “Buyer” under the Agreement.

     6. Subrogation. Guarantor will not exercise any rights that it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement or indemnity or any rights or recourse to any security for this Guaranty, unless and until all of the obligations, undertakings and conditions to be performed or observed by Assignee or its Affiliates under the Agreement at the time of Guarantor’s exercise of any such right shall have been performed, observed or paid in full.

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     7. Reinstatement of Guaranty. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payments, in whole or in part, made by Assignee or its Affiliates or Guarantor to Beneficiary in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Assignee or its Affiliates, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Assignee or its Affiliates or any substantial part of its property, or otherwise, all as though such payments had not been made. Beneficiary shall not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

     8. Representations, Covenants and Warranties of Guarantor. Guarantor represents, covenants and warrants as follows:

          (a) Corporate Existence. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b) Power and Authority; Enforceability. Guarantor has all requisite corporate power to enter into this Guaranty and to perform its obligations under this Guaranty. The execution and delivery of this Guaranty by Guarantor have been duly and validly authorized by all necessary corporate action of Guarantor. This Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

          (c) No Defaults or Consents. Neither the execution and delivery of this Guaranty nor the performance by Guarantor of the terms hereof (i) will conflict with or result in a breach, default or violation of (A) the charter or bylaws of Guarantor or (B) any material contract, permit or judgment to which Guarantor is a party or to which it is subject or by which any of its assets is bound, (ii) will result in the creation of any lien on any material asset of Guarantor, or (iii) will require Guarantor to obtain the consent of any private non-governmental third party. No material consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to authorize, or is otherwise required in connection with, the execution and delivery of this Guaranty by Guarantor or the performance by Guarantor of the terms hereof.

          (d) Enforceability of the Agreements. The Agreement and all other agreements and instruments to be executed by Assignee in connection therewith have been duly executed and delivered by Assignee, and constitute legal, valid and binding obligations of Assignee, enforceable against Assignee, in accordance with their terms.

     9. Notices. All notices or other communications required or permitted to be given under this Guaranty shall be sufficiently given if in writing and personally delivered, delivered by recognized courier service (such as Federal Express), or sent by facsimile communication. Notices shall be effective upon receipt by the party to be notified. The addresses for notice are

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as follows:

If to Guarantor, as follows:

Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
Attention: Chad L. Stephens
Confirm: (817) 870-1929
Facsimile: (817) 870-2601

With a copy to:

Great Lakes Energy Partners, L.L.C.
125 State Route 43
P.O. Box 550
Hartville, Ohio 44632
Attention: Thomas W. Stoelk
Senior Vice President & Chief Financial Officer
Facsimile: (330) 877-4586
Confirm: (330) 877-3627 ext. 128

If to Beneficiary, as follows:

First Reserve Fund IX, L.P.
One Lafayette Place
Greenwich, Connecticut 06830
Attention: Thomas R. Denison
Facsimile: (203) 661-6729
Confirm: (203) 661-6601

and to:

First Reserve Corporation
600 Travis, Suite 6000
Houston, Texas 77002
Attention: Hardy Murchison
Facsimile: (713) 224-0771
Confirm: (713) 227-7890

With a copy to:

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
Attention: Robin S. Fredrickson

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Facsimile: (713) 615-5850
Confirm: (713) 758-2450

or to such other address as hereafter shall be furnished as provided in this Section 9 by either party hereto to the other party hereto.

     10. Construction. The section and subsection headings in this Guaranty are for convenience of reference only and shall neither be deemed to be a part of this Guaranty nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty.

     11. Severability. In the event any one or more of the provisions contained in this Guaranty should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12. Successors. The terms and provisions of this Guaranty shall be binding upon and inure to the benefit of Guarantor and Beneficiary and their respective permitted successors, transferees and assigns.

     13. Entire Agreement. This Guaranty sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement (written or oral) with respect thereto.

     14. Term of Guaranty. This Guaranty and all guarantees, covenants and agreements of Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations shall be paid or otherwise performed and discharged in full.

     15. Further Assurances. Guarantor shall execute and deliver such documents, and take such other action as shall be reasonably requested by Beneficiary to effectuate the purposes of this Guaranty.

     16. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing or on behalf of Guarantor in connection herewith shall survive the execution and delivery of this Guaranty.

     17. Assignment and Amendment. Neither the rights nor the obligations under this Guaranty shall be assignable in whole or in part by either party hereto without the prior written consent of the other party hereto, and any purported assignment in violation hereof shall be null and void. This Guaranty shall not be amended, except pursuant to a writing executed by both Guarantor and Beneficiary.

     18. Governing Law. This Guaranty shall be construed in accordance with, and governed by, the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the

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application of the laws of any jurisdiction other than the State of Texas.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered as of the date and year first above written.

RANGE RESOURCES CORPORATION

By:

Name:

Title:

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